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                      AGREEMENT AND PLAN OF REORGANIZATION


                                  BY AND AMONG


                           GOLDEN STATE BANCORP INC.

                       GOLDEN STATE FINANCIAL CORPORATION

                    FIRST NATIONWIDE (PARENT) HOLDINGS INC.

                         FIRST NATIONWIDE HOLDINGS INC.

                         FIRST GIBRALTAR HOLDINGS INC.

                                      AND

                            HUNTER'S GLEN/FORD, LTD.



                          DATED AS OF FEBRUARY 4, 1998




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                               TABLE of CONTENTS

                                                                       Page
                                                                       ----
         ARTICLE I
         THE MERGER.......................................................2
         1.1.  The Merger.................................................2
         1.2.  Effective Time.............................................2
         1.3.  Conversion of Parent Holdings Common Stock,
                  FNH Common Stock and FNH Preferred Stock................3
         1.4.  Golden State Common Stock and Merger Sub Common Stock......5
         1.5.  Tax Consequences...........................................6
         1.6.  Contingent Consideration...................................6

ARTICLE II
         DISCLOSURE SCHEDULES; STANDARDS
         FOR REPRESENTATIONS AND WARRANTIES..............................31
         2.1.     Disclosure Schedules...................................31
         2.2.     Standards..............................................32

ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF GOLDEN STATE..................34
         3.1.  Corporate Organization....................................34
         3.2.  Capitalization............................................36
         3.3.  Authority; No Violation...................................40
         3.4.  Consents and Approvals....................................44
         3.5.  Reports...................................................45
         3.6.  Financial Statements......................................46
         3.7.  Broker's Fees.............................................49
         3.8.  Absence of Certain Changes or Events......................49
         3.9.  Legal Proceedings.........................................51
         3.10.  Taxes....................................................51
         3.11.  Employees................................................54
         3.12.  SEC Reports..............................................58
         3.13.  Golden State Information.................................59
         3.14.  Compliance with Applicable Law...........................59
         3.15.  Certain Contracts........................................60
         3.16.  Agreements with Regulatory Agencies......................62
         3.17.  State Takeover Laws; Charter Provision...................63
         3.18.  Environmental Matters....................................63
         3.19.  Derivative Transactions..................................65
         3.20.  Opinion..................................................66
         3.21.  Approvals................................................67
         3.22.  Loan Portfolio...........................................67
         3.23.  Reorganization...........................................69


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                                                                       Page
                                                                       ----
         3.24.  Material Interests of Certain Persons....................69

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES
         OF PARENT HOLDINGS..............................................70
         4.1.  Corporate Organization....................................70
         4.2.  Capitalization............................................72
         4.3.  Authority; No Violation...................................74
         4.4.  Consents and Approvals....................................78
         4.5.  Reports...................................................79
         4.6.  Financial Statements......................................79
         4.7.  Broker's Fees.............................................82
         4.8.  Absence of Certain Changes or Events......................82
         4.9.  Legal Proceedings.........................................84
         4.10. Taxes.....................................................84
         4.11. Employees.................................................87
         4.12. SEC Reports...............................................92
         4.13. Parent Holdings Information...............................93
         4.14. Compliance with Applicable Law............................93
         4.15. Ownership of Golden State Common Stock; Affiliates
                 and Associates..........................................94
         4.16. Agreements with Regulatory Agencies.......................94
         4.17. Approvals.................................................95
         4.18. Reorganization............................................95
         4.19. Certain Contracts.........................................96
         4.20. Environmental Matters.....................................98
         4.21. Derivative Transactions...................................99
         4.22. Loan Portfolio...........................................100
         4.23. Material Interests of Certain Persons....................102

ARTICLE V
         COVENANTS RELATING TO CONDUCT OF BUSINESS......................103
         5.1.  Covenants Relating to Conduct of Business................103

ARTICLE VI
         ADDITIONAL AGREEMENTS..........................................112
         6.1.  Regulatory Matters.......................................112
         6.2.  Access to Information....................................115
         6.3.  Stockholder Meeting......................................118


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                                                                       Page
                                                                       ----
         6.4.   Legal Conditions to Merger..............................118
         6.5.   Cash-out of Stock Options...............................119
         6.6.   Employee Benefit Plans; Existing Agreements.............120
         6.7.   Indemnification.........................................122
         6.8.   Additional Agreements...................................127
         6.9.   Advice of Changes.......................................128
         6.10.  Execution and Authorization of Bank Merger
                  Agreement.............................................128
         6.11.  Board of Directors......................................128
         6.12.  Registration Rights Agreement...........................130
         6.13.  Distribution and Listing of LTWs; Amendment
                  of Certificate of Incorporation.......................130
         6.14.  Tax Sharing Agreement...................................131
         6.15.  Transfer and Similar Taxes..............................132
         6.16.  Purchases of Golden State Securities....................132
         6.17.  Stock Exchange Listing..................................133
         6.18.  Certain Agreements of FGH, Parent Holdings
                  and Ford..............................................133
         6.19.  Bank Charter Amendment..................................135

ARTICLE VII
         CONDITIONS PRECEDENT...........................................136
         7.1.   Conditions to Each Party's Obligation To Effect
                  the Mergers...........................................136
         7.2.   Conditions to Obligations of Parent Holdings
                  and FNH...............................................138
         7.3.   Conditions to Obligations of Golden State and
                  Merger Sub............................................141

ARTICLE VIII
         TERMINATION AND AMENDMENT......................................144
         8.1.  Termination..............................................144
         8.2.  Effect of Termination; Expenses..........................148
         8.3.  Amendment................................................149
         8.4.  Extension; Waiver........................................149

ARTICLE IX
         GENERAL PROVISIONS.............................................150
         9.1.  Closing..................................................150
         9.2.  Alternative Structure....................................151


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                                                                       Page
                                                                       ----
         9.3.   Nonsurvival of Representations, Warranties and
                  Agreements............................................151
         9.4.   Expenses................................................152
         9.5.   Notices.................................................152
         9.6.   Interpretation..........................................153
         9.7.   Counterparts............................................154
         9.8.   Entire Agreement........................................154
         9.9.   Governing Law...........................................154
         9.10.  Enforcement of Agreement................................155
         9.11.  Severability............................................155
         9.12.  Publicity...............................................156
         9.13.  Assignment; No Third Party Beneficiaries .............. 156



                                       iv

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                      AGREEMENT AND PLAN OF REORGANIZATION

                 AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 4, 1998, by and among First Nationwide (Parent) Holdings Inc., a Delaware corporation ("Parent Holdings"), First Nationwide Holdings Inc., a Delaware corporation and a subsidiary of Parent Holdings ("FNH"), Golden State Bancorp Inc., a Delaware corporation ("Golden State"), Golden State Financial Corporation, a Delaware corporation and a wholly owned subsidiary of Golden State ("Merger Sub"), First Gibraltar Holdings Inc., a Delaware corporation ("FGH"), and Hunter's Glen/Ford, Ltd., a limited partnership organized under the laws of the State of Texas ("Ford," and, together with FGH, the "Shareholders").
                  WHEREAS, the respective Boards of Directors of Parent Holdings, FNH, Golden State and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for herein in which, subject to the terms and conditions set forth herein, Parent Holdings will merge with and into Golden State (the "Parent Merger") and FNH, following the contribution of all of its assets and liabilities (including 100% of the common stock of CFB (as defined below)) to a


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newly-formed, wholly owned subsidiary of FNH ("New FNH"), will merge with and into Merger Sub (the "FNH Merger")(the Parent Merger and the FNH Merger together are referred to herein as the "Mergers");
                  WHEREAS, as soon as practicable after the execution and delivery of this Agreement, California Federal Bank, A Federal Savings Bank, a federally chartered stock savings bank and a wholly owned subsidiary of FNH ("CFB," and sometimes referred to herein as the "Surviving Bank"), and Glendale Federal Bank, Federal Savings Bank, a federally chartered stock savings bank and a wholly owned subsidiary of Golden State ("GFB"), will enter into a Subsidiary Agreement and Plan of Merger (the "Bank Merger Agreement") providing for the merger (the "Subsidiary Merger") of GFB with and into CFB, and it is intended that the Subsidiary Merger be consummated immediately following the consummation of the Mergers;
                  WHEREAS, as a condition to, and immediately after the execution of this Agreement, Parent Holdings and Golden State are entering into a Stock Option Agreement in the form attached hereto as Annex C;
                  WHEREAS, as a condition to, and contemporaneously with the execution of this Agreement, Parent Holdings, CFB, Golden State, GFB, Stephen
J. Trafton and


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Richard A. Fink are entering into a Litigation Management Agreement (the
"Management Agreement");
                  WHEREAS, Golden State and the Shareholders have agreed, in connection with the Mergers and upon the terms and subject to the conditions set forth herein, to enter into a Registration Rights Agreement in substantially the form attached hereto as Annex D (the "Registration Rights Agreement") relating to the shares of Golden State Common Stock (as defined herein) to be issued to the Shareholders in the Mergers; and
                  WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the consummation of the Mergers.
                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

                  1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), simulta-

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neously at the Effective Time (as defined in Section 1.2 hereof), (a) Parent
Holdings shall merge with and into Golden State pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A (the "Parent Plan of Merger"), and (b) FNH shall merge with and into Merger Sub pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex B (the "FNH Plan of Merger"). Golden State and Merger Sub shall be the surviving corporations in the Mergers, and shall continue their respective corporate existences under the laws of the State of Delaware. Upon consummation of the Mergers, the separate corporate existence of each of Parent Holdings and FNH shall terminate. Golden State is sometimes referred to herein as the "Surviving Corporation."

                  1.2. Effective Time. The Mergers shall become effective as set forth in the certificates of merger (the "Certificates of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Secretary") on the Closing Date (as defined in Section 9.1 hereof). The term "Effective Time" shall be the date and time when the Mergers become effective, as set forth in the Certificates of Merger. The term "Effective Date" shall be the date on which the Effective Time occurs.


                                       4

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                  1.3. Conversion of Parent Holdings Common Stock, FNH Common
Stock and FNH Preferred Stock. (a) At the Effective Time, the 1,000 shares of the common stock, par value $1.00 per share, of Parent Holdings (the "Parent Holdings Common Stock") issued and outstanding shall, by virtue of this Agreement and the Parent Plan of Merger, and without any action on the part of the holder thereof, be converted into and exchangeable for (i) that number of shares of the common stock, par value $1.00 per share, of Golden State ("Golden State Common Stock") equal to (x) the Closing Issuance Number less (y) the Ford Shares Number, and (ii) the right to receive the contingent consideration attributable to FGH as set forth in Section 1.6.
                   (b) At the Effective Time, each of the 800 shares
of Class A common stock, par value $1.00 per share, of FNH (the "FNH Class A Common Stock") issued and outstanding shall, by virtue of this Agreement and the FNH Plan of Merger, and without any action on the part of the holder thereof, be canceled and no consideration shall be paid in respect thereof.
                   (c) At the Effective Time, the 200 shares
of Class B common stock, par value $1.00 per share, of FNH (the "FNH Class B Common Stock") issued and outstand-

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ing shall, by virtue of this Agreement and the FNH Plan of Merger, and without any action on the part of the holder thereof, be converted into and exchangeable for (i) that number of shares of Golden State Common Stock equal to (rounded up to the nearest share) the Ford Shares Number, and (ii) the right to receive the contingent consideration attributable to Ford as set forth in
Section 1.6.

                   (d) For purposes of this Agreement, the following terms have the meanings indicated:

                  "Adjusted Average Daily Price" means (a) the
Average Daily Price less (b) the Glendale Litigation
Adjustment.

                  "Aggregate LTW Value" means the product of (x) the Average Daily LTW Price and (y) the total number of LTWs outstanding plus those reserved for issuance as of the business day immediately prior to the Closing Date.

                  "Average Daily LTW Price" means the daily volume weighted average price of the LTWs on the New York Stock Exchange (the "NYSE"), or on such other stock market or securities trading system on which the LTWs may be listed or quoted from time to time (as reported by Bloomberg Financial Services or, if not reported therein, in another mutually agreed upon authoritative source) for


                                       6

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15 randomly selected days during the 30 consecutive NYSE trading days ending on the third business day prior to the Closing Date. The random selection shall be made in a manner reasonably acceptable to both Golden State and Parent
Holdings.

                  "Average Daily Price" means the daily volume weighted average price per share of Golden State Common Stock on the NYSE (as reported by Bloomberg Financial Services or, if not reported therein, in another mutually agreed upon authoritative source) for 15 randomly selected days during the 30 consecutive NYSE trading days ending on the third business day prior to the Closing Date. The random selection shall be made in a manner reasonably acceptable to both Golden State and Parent Holdings.

                  "Closing Issuance Number" means (x) the Pro
Forma Shares Number less (y) the Outstanding Shares
Number.

         "Ford Shares Number" means the amount obtained by (I) dividing (A) (1) the product of the Closing Issuance Number and the Average Daily Price, plus
(2) the sum of $455 million and the amount of all interest on the outstanding principal amount of 12 1/2% Senior Exchange Notes due 2003 of Parent Holdings which is accrued but

                                      7

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unpaid as of the Closing Date, less (3) the aggregate amount of cash and cash equivalents held by Parent Holdings as of the Closing Date, by (B) the Average Daily Price and (II) multiplying the result obtained in clause (I) by 0.2.

                  "Glendale Litigation Adjustment" means the quotient obtained by dividing (x) the product of (1) the Glendale Litigation Value and (2) the Glendale Retention Factor, by (y) the Outstanding Shares Number.

                  "Glendale Litigation Value" means the quotient obtained by dividing (x) the Aggregate LTW Value by (y) one minus the Glendale Retention Factor.

                  "Glendale Retention Factor" means a number, expressed as a decimal, equal to one minus the percentage (expressed as a decimal) of the net after-tax recovery in the Glendale Litigation to be distributed in the aggregate to the holders of the LTWs as set forth in the final terms of the LTWs as issued (provided that the Glendale Retention Factor shall in no event exceed 0.15).

                  "LTW" means the Litigation Tracking Warrants to be issued and distributed by Golden State to its stockholders after the date of this Agreement and having substantially the terms set forth in Annex E attached hereto.


                                       8

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                  "Outstanding Shares Number" means the total number of
fully-diluted shares of Golden State Common Stock as of the Closing Date (excluding shares of Golden State Common Stock issuable upon exercise of LTWs or upon exercise of the option granted to Parent Holdings under the Option Agreement), with all Golden State Options which have been surrendered for a cash payment after the date of this Agreement pursuant to Section 6.5 treated as if they had remained outstanding, and computed on the "treasury stock method" of calculating earnings per share under Statement of Financial Accounting Standards No. 128 as in effect as of the date hereof, in all cases using the Average Daily Price as the "market price" of Golden State Common Stock.
                  "Pro Forma Factor" is determined as follows:

                  IF THE ADJUSTED                                THE PRO FORMA
              AVERAGE DAILY PRICE IS:                             FACTOR IS:
$32.00 or less.....................................                  0.58
greater than $32.00 but
less than $32.50...................................                  0.57
$32.50 or greater but less
than $33.00........................................                  0.56
$33.00 or greater..................................                  0.55

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         "Pro Forma Shares Number" means the quotient,

rounded up to the nearest whole share, obtained by dividing (x) the Outstanding Shares Number by (y) the Pro Forma Factor.

                  1.4. Golden State Common Stock and Merger Sub Common Stock. The shares of Golden State Common Stock and Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Mergers and shall remain issued and outstanding following the Effective Time.

                  1.5. Tax Consequences. It is intended that the Mergers and the Subsidiary Merger constitute reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement (together with the FNH Plan of Merger and the Parent Plan of Merger) shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

                  1.6. Contingent Consideration. FGH and Ford, as holders of the Parent Holdings Common Stock and the FNH Class B Common Stock, respectively, shall be entitled to receive additional merger consideration in accordance with the terms and provisions of this Section 1.6.

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                           (a)  Goodwill Litigation Recovery.

                                    (i)  Not later than the tenth business
day following the date on which CFB shall have received the CFB Cash
Payment (as defined below), Golden State shall issue to FGH and Ford an aggregate number of shares of Golden State Common Stock (the "Goodwill Recovery Shares Number") equal to the quotient obtained by dividing (x) the CFB Litigation Distribution Amount (as defined below) by (y) the daily volume weighted average price per share of Golden State Common Stock on the NYSE (as reported by Bloomberg Financial Services or, if not reported therein, in another mutually agreed upon authoritative source) (the "Average Stock Price") for 15 randomly selected days during the 30 consecutive trading-day period ending on the business day immediately prior to the date of issuance of such shares. The number of such shares to be issued to FGH shall be 80% of the Goodwill Recovery Shares Number, and the number of such shares to be issued to Ford shall be 20% of the Goodwill Recovery Shares Number.

                        (ii) In the event that a final, nonappealable judgment in or final settlement of the Goodwill Litigation does not result in a CFB Cash Payment, or in the event that the sum of the Net Cash Pay-

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ment and the CFB Litigation Tax Benefits is less than the sum of the Litigation
Recovery Retention Amount and the Interest Factor, then FGH and Ford shall each make a cash payment to Golden State, within twenty business days following the date of such final judgment or settlement, which cash payments shall equal, in the aggregate, an amount (the "Contribution Amount") equal to the difference between (i) the sum of the Litigation Recovery Retention Amount and the Interest Factor, and (ii) the sum of the Net Cash Payment and the CFB
Litigation Tax Benefits, with FGH being severally liable for 80% of the Contribution Amount and Ford being severally liable for 20% of the Contribution Amount; provided, however, that in lieu of paying such amounts to Golden State in cash, each of FGH and Ford may elect to tender shares of Golden State Common Stock in payment of all or a portion of such party's percentage share of the Contribution Amount, with such shares being accepted as payment by Golden State at a per share value equal to the Average Stock Price for 15 randomly selected days during the 30 trading-day period ending on the business day immediately prior to the date of payment.

                                    (iii)  In the event that CFB receives
the CFB Cash Payment prior to such time as GFB receives a

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GFB Payment in the Glendale Litigation, then Golden State shall issue shares of
Golden State Common Stock to FGH and Ford as contemplated by and in accordance with the terms of paragraph (i) above, except that for purposes of calculating the CFB Litigation Distribution Amount, the Litigation Recovery Retention
Amount shall be estimated as the excess of (x) the quotient obtained by dividing (1) the product of the Glendale Litigation Value and the Glendale Retention Factor, by (2) the Pro Forma Factor, over (y) the product of the Glendale Litigation Value and the Glendale Retention Factor (the result of such calculation being referred to herein as the "Estimated Litigation Recovery Retention Amount") (provided that for purposes of calculating the Glendale Litigation Value in this clause (iii), the Average Daily LTW Price shall be calculated for 15 randomly-selected days during a 30 trading-day period ending on the business day immediately prior to the date of issuance of the shares of Golden State Common Stock). Within ten business days following the actual receipt by GFB of a GFB Payment in the Glendale Litigation, the Estimated Litigation Recovery Retention Amount shall be compared to the actual
Litigation Recovery Retention Amount calculated pursuant to this Section 1.6, and the parties shall effect a settlement as follows:

                         (A) If the Estimated Litigation Recovery Retention
                    Amount exceeds the Litigation Recovery Retention Amount, then Golden State shall issue to FGH and Ford additional shares of Golden State Common Stock having an aggregate value (valued at the Average Stock Price for 15 randomly selected days during the 30 trading-day period ending on the business day immediately prior to the date of issuance of such shares) equal to the amount of such excess, with 80% of such shares being issued to FGH and 20% of such shares being issued to Ford; or

                         (B) If the Estimated Litigation Recovery Retention
                    Amount is less than the Litigation Recovery Retention Amount, then each of FGH and Ford shall contribute the difference in cash and/or stock, at its election, in the same manner and proportion as contemplated by paragraph
                    (ii) above.

                            (b) Guarini Litigation Recovery. Not later than
                    the tenth business day following the date on which CFB shall have actually received a cash payment or other property (a "Guarini Payment") pursuant to a final, nonappealable judgment in, or final settlement of, the Guarini Litigation (as defined below), Golden State shall issue to FGH and Ford an aggregate number of shares of Golden State Common Stock (the "Guarini Recovery Shares Number") equal to the quotient obtained by dividing (x) the aggregate amount of any such cash payment plus the fair market value (as determined by the Board of Directors of Golden State in good faith) of any such other property, less the sum of
     (1) the aggregate expenses incurred previously and hereafter by CFB in prosecuting the Guarini Litigation and obtaining the Guarini Payment and
     (2) an amount equal to the net amount of the taxable portion of the Guarini Payment after deducting the expenses in clause (1), multiplied by the highest combined statutory rate of federal, state and local income taxes in effect in the taxable year in which the Guarini Payment is received, by (y) the Average Stock Price for 15 randomly selected days during the 30 trading-day period ending on the business day immediately prior to the date of issuance of the shares. The number of such shares to be issued to FGH shall be 80% of the Guarini Recovery Shares Number, and the number of such shares to be issued to Ford shall be 20% of the Guarini Recovery Shares Number.

                           (c)  Tax Benefits.

                        (i) For each taxable period that
ends after the Effective Date (a "Taxable Period"), without duplication of any amount payable to FGH or Ford pursuant to Section 1.6(a) or 1.6(b), Golden State shall make a payment (a "Tax Payment") to each of FGH and Ford within five (5) days after the filing of the federal income tax return for such Taxable Period of any Taxpayer or the receipt of a refund under Section 1.6(c)(ii)(C)(2), an amount equal to 80%, in the case of FGH, and 20%, in the case of Ford, of the Federal Net Tax Benefits of Parent Holdings, FNH, CFB or any Subsidiary of CFB, if any, as and when realized by the Taxpayer in the Taxable Period, as reviewed and attested to by KPMG Peat Marwick LLP. In the event that Federal Net Tax Benefits is a negative number for any Taxable Period, FGH and Ford shall pay Golden State 80% and 20%, respectively, of such negative amount.

                           (ii)  For purposes of this Agreement:

                         (A) With respect to Parent Holdings, FNH, CFB or any
                    subsidiary of CFB, the "Tax Benefits" shall be the sum of
                    (1) the excess (if any) of "deductible temporary differences" over "taxable temporary differences" as those terms are defined in Statement of Financial Accounting Standards No. 109 ("SFAS 109") (including, without limitation, net operating loss, capital loss, credit carryovers, including alternative minimum tax credit, and other carryovers but not including any tax benefits taken into account in determining the aggregate amount of payments to the holders of the CALGZs and CALGLs immediately after the Effective Date) not including the amount of any taxable temporary difference attributable to the Goodwill Litigation (but taking into account the deconsolidation of Parent Holdings and FNH from the Mafco Holdings Inc. group and the ownership change that will occur with respect to Parent Holdings and FNH under Section 382 of the Code as a result of the Mergers), as reviewed and attested to by KPMG Peat Marwick LLP; provided, however, such amount shall be adjusted for any final determination of tax liability or tax attributes for taxable periods ending on or before the date of the Effective Time; provided further, however, that such deductible temporary differences and taxable temporary differences shall not be adjusted for any purchase accounting adjustments as a result of the transactions contemplated by this Agreement, and (2) any federal income tax benefit (other than tax benefits taken into account in determining the aggregate amount of payments to the holders of the CALGZs and CALGLs) actually realized by the Taxpayer in any Taxable Period by reason of the treatment as interest under
                    Section 483 of the Code (or any successor provision thereto) of any Tax Payment, payment of the Goodwill Recovery Shares Number or payment of the Guarini Recovery Shares Number or any other payment under Section 1.6 hereof, or any increase in Tax Payment, payment of the Goodwill Recovery Shares Number or payment of the Guarini Recovery Shares Number or any other payment under Section
                    1.6 hereof.

                         (B) "Taxpayer" shall mean:

                               (1) after the Effective Date the affiliated
                    group of corporations within the meaning of Section 1504 of the Code of which Golden State or its successor is the common parent and Parent Holdings, FNH, CFB or their successors are members, or

                              (2) after the Effective Date each of Golden State,
                    Parent Holdings, FNH, New FNH, CFB or any successor.

                         (C) The "Federal Net Tax Benefits" shall be equal to
                    the aggregate of:

                         (1) the excess, if any, of (x) the federal income tax
                    liability for the Taxable Period (calculated with all carryovers and carrybacks to the Taxable Period that would have been allowable) which would have been incurred by the Taxpayer if the Tax Benefits had not been deducted, credited or used to offset income or tax liability in the Taxable Period, over (y) the federal income tax liability for the Taxable Period (calculated with all available carryovers and carrybacks to the Taxable Period) actually incurred by the Taxpayer (for purposes of determining the use of items of any deductible temporary differences and taxable temporary differences for purposes of (C)(1)(x) above, such items will be deemed deductible or taxable to the extent of the amount of such items at the Effective Date multiplied by a fraction the numerator of which is the actual use of the net operating loss carryover for any Taxable Period and the denominator of which is the total net operating loss carryover immediately after the Effective Date), plus

                         (2) any federal income tax refunds with Applicable
                    Interest (including refunds
                         or interest with respect to payments in lieu of
                    federal income taxes under the Tax Sharing Agreement (as defined in Section 6.14)) of Parent Holdings, FNH, CFB, any subsidiary of CFB or any predecessor of any of them for any taxable period ending on or before the Effective Date that have not been reflected on the books of Parent Holdings, FNH, CFB or any Subsidiary of CFB as of the Effective Date, minus


                         (3) any federal income tax deficiencies with
                    Applicable Interest (including any tax sharing payment obligations or interest with respect to payments in lieu of federal income taxes under the Tax Sharing Agreement (as defined in Section 6.14)), of Parent Holdings, FNH, CFB, any subsidiary of CFB or any predecessor of any of them for any taxable period ending on or before the Effective Date that have not been reflected on the books of Parent Holdings, FNH, CFB or any Subsidiary of CFB as of the Effective Date.


     (iii) All Tax Payments shall be made in shares of Golden State Common Stock valued at the daily volume weighted average price per share of Golden State Common Stock for the Taxable Period except that in the case of a further Tax Payment pursuant to paragraph (iv), payment shall be made in shares of Golden State Common Stock valued at the daily volume weighted average price per share of Golden State Common Stock for 15 randomly selected days during the 30 trading-day period ending on the date immediately prior to the date of such Tax Payment; provided, however, that no Tax Payment need be made in Golden State Common Stock to the extent that the aggregate Tax
Payments including any adjustment pursuant to paragraph (iv) below (provided, however, that for this purpose only Federal Net Tax Benefits shall not include any Tax Benefits used to offset any recovery attributable to the Goodwill Litigation), exceed $100 million times the number of years from the year of the Closing until the year of such Tax Payment ("Limitation"). The amount of any Tax Payment that exceeds the Limitation shall carry forward and become a Tax Payment in the succeeding year. Notwithstanding the foregoing, any return of Tax Payment pursuant to paragraph (iv) below shall be made in cash except that any return of Tax Payment made within six months of a Tax Payment shall be made in shares of Golden State Common Stock valued at the value of such stock for purposes of such Tax Payment. Any payment by FGH or Ford pursuant to the final sentence of Section 1.6(c)(i) shall be made in cash.

         (iv) If for any reason there is any adjustment to Tax Benefits for any Taxable Period that is reviewed and attested to by KPMG Peat Marwick LLP, Federal Net Tax Benefits shall be recalculated and either a further Tax Payment (in the case of an increase in Federal Net Tax Benefit) or a return of Tax Payment (in the case of a decrease in Federal Net Tax Benefit) shall be made by Golden State or by FGH and Ford, as the case may be, to the other party, in accordance with paragraph (iii) above, within five (5) days of the filing of a federal income tax return, claim for refund or final assessment or other event finally fixing such adjustment.

         (v) At any time following the Closing, if Golden State incurs any federal or state tax liability arising out of any adjustment or adjustments (each, a "382 Adjustment Event") to the limitation on net operating losses and other attributes or net unrealized built-in losses of GFB and its Subsidiaries, as defined in Section 382 of the Code, resulting from a change of ownership of GFB and its Subsidiaries in 1993, as described in the July 2, 1993 prospectus with respect to the Plan of Reorganization of Glenfed, Inc. and GFB, then Golden State shall issue to FGH and Ford an aggregate amount of shares of Golden State Common Stock equal to the quotient obtained by dividing (A) the product of (x) one minus the Pro Forma Factor times (y) the increase in federal and state tax liability plus interest and penalties arising thereon on account of any 382 Adjustment Event (such amount in this clause (y), the "382 Adjustment Amount"), by (B) the Average Stock Price for 15 randomly selected days during the 30 trading-day period immediately preceding the date of issuance of such shares (such quotient, the "382 Adjustment Number"). If Golden State suffers any increase in federal or state tax liability arising out of a 382 Adjustment Event which occurs after the date of this Agreement and prior to the Effective Date, then Golden State shall issue to FGH and Ford on the Effective Date, in addition to the shares issuable pursuant to Section 1.3, a number of shares of Golden State Common Stock equal to the 382 Adjustment Number with respect to such 382 Adjustment Event. In all cases under this subsection (v), the number of shares to be issued to FGH shall be 80% of the 382 Adjustment Number, and the number of such shares to be issued to Ford shall be 20% of the 382 Adjustment Number.


         "Applicable Interest" means (A) for federal income tax refunds, the interest received that has not been reflected on the books of Parent Holdings, FNB, CFB, or any Subsidiary of CFB as of the Effective Date, less the product of such excess interest times the highest combined statutory rates of federal, state, and local income taxes in effect during the tax year in which the interest is received, or (B) for federal income tax deficiencies, the interest paid for any federal income tax that has not been reflected on the books of Parent Holdings, FNB, CFB, or any Subsidiary of CFB as of the Effective Date, less the product of such excess interest times the highest combined statutory rates of federal, state, and local income taxes in effect during the tax year in which the interest is paid.

         (d) Definitions. For purposes of this Section 1.6, the following terms have the meanings indicated:

         "CFB Cash Payment" means the aggregate amount of the cash payment (or the cash resulting from the monetization of any non-cash payment) actually received by CFB in respect of a final, non-appealable judgment in or final settlement of the Goodwill Litigation.

         "Net Cash Payment" means (A) the CFB Cash Payment minus (B) the sum of the following: (i) the aggregate expenses incurred previously and hereafter by

CFB in prosecuting the Goodwill Litigation and obtaining such CFB Cash Payment,
(ii) the expenses incurred by CFB in connection with the creation, issuance and trading of the CALGZs and the CALGLs, including, without limitation, legal and accounting fees and the fees and expenses of the interest agent, (iii) an amount equal to the taxable portion of the net CFB Cash Payment (the taxable portion of the CFB Cash Payment less the expenses described in the preceding clauses (i) and (ii)) multiplied by the highest combined statutory rate of federal, state and local income taxes in effect in the taxable year in which the CFB Cash Payment is received, (iv) the aggregate amount of the payments due to the holders of the CALGZs, and (v) the aggregate amount of the payments due to the holders of the CALGLs.

         "CALGZs" means the Contingent Litigation Recovery Participation Interests of CFB.

         "CALGLs" means the Secondary Contingent Litigation Recovery Participation Interests of CFB.

         "CFB Litigation Distribution Amount" means (i) the sum of (A) the amount of the Net Cash Payment and (B) the CFB Litigation Tax Benefits, less
(ii) the sum of (A) the Litigation Recovery Retention Amount and (B) the Interest Factor.

         "CFB Litigation Tax Benefits" means the tax benefits (other than tax benefits taken into account in determining the aggregate amount of payments to the holders of the CALGZs and the CALGLs), if any, actually realized by the Taxpayer for a Taxable Period as a result of tax items (including items of loss or deduction and recovery of basis but not including any exclusion from income) derived from the receipt or paying over of the proceeds of the Goodwill Litigation, including from the basis (if any) of the property that is the subject of the Goodwill Litigation that are not reflected on the books of Parent Holdings, FNH, CFB or any Subsidiary of CFB as of the Effective Date, measured by the excess of the federal income tax liability that would have been incurred by the Taxpayer for the Taxable Period without such items over the federal income tax liability actually incurred by the Taxpayer for the Taxable Period.

                           "Glendale Litigation Tax Benefits" means
the tax benefits, if any, actually realized by the Taxpayer for any Taxable Period as a result of tax items (including items of loss or deduction and recovery of basis) derived from the receipt or paying over of the proceeds of the Glendale Litigation, including from the basis (if any) of the property that is the subject of the

Glendale Litigation that are not reflected on the books of Golden State or any Subsidiary of Golden State as of the Effective Date or from the permanent exclusion from income of the receipt of any payment of proceeds from the Glendale Litigation, measured by the excess of the federal income tax liability that would have been incurred by the Taxpayer for the Taxable Period without such items over the federal income tax liability actually incurred by the Taxpayer for such Taxable Period.

         "Litigation Recovery Retention Amount" means the sum of (1) (x) the quotient obtained by dividing the Glendale Litigation Retention Amount by the Pro Forma Factor, less (y) the Glendale Litigation Retention Amount and (2) the Glendale Litigation Tax Benefits.

         "Glendale Litigation Retention Amount" means an amount equal to the Glendale Retention Factor multiplied by the amount obtained from the following equation: (a) the aggregate amount (the "GFB Payment") of any cash payment and the fair market value (as determined pursuant to the Management Agreement) of any property actually received by GFB pursuant to a final, nonappealable judgment in or final settlement of the Glendale Litigation (including any post-judgment interest actually received by GFB or a successor thereto on any such payment), minus (b) the sum of the following: (i) the aggregate expenses incurred previously and hereafter by GFB or its successor in prosecuting the Glendale Litigation and obtaining the GFB Payment, (ii) the aggregate expenses incurred by Golden State or its successor in connection with the creation, issuance and trading of the LTWs, including, without limitation, legal, financial advisory and accounting fees and the fees and expenses of the warrant agent; and (iii) an amount equal to the net GFB Payment (the GFB Payment less the expenses described in the preceding clauses (i) and (ii)) multiplied by the highest, combined statutory rate of federal, state and local income taxes in effect during the tax year in which the full GFB Payment is received.

                   "Interest Factor" means an amount equal to the interest deemed to be accrued on the Litigation Recovery Retention Amount, at a rate of 10.0% per annum, compounded semiannually, from the date on which GFB actually receives the GFB Payment (or if the GFB Payment is received in installments, the final installment of the GFB Payment) to and including the date on which CFB actually receives the full amount of the CFB Cash Payment.

         "Goodwill Litigation" means California Federal Bank v. United States, Civil Action No. 92-138C, filed on February 28, 1992, in the United States Court of Federal Claims.

         "Glendale Litigation" means the case against the United States in the Claims Court captioned Glendale Federal Bank, F.S.B. v. United States, No. 90-772C, filed on August 15, 1990.

         "Guarini Litigation" means the case against the United States in the Claims Court captioned First Nationwide Bank, et al., v. United States, Civil Action No. 96-590C, filed on September 20, 1996.

         (d) Netting of Obligations; Expenses; Limit on Payments.

         (i) Notwithstanding anything to the contrary in Sections 1.6(a)-(d) and subject to the following provisions of this Section 1.6(e), whenever FGH and Ford are required to pay an amount to Golden State under this Section 1.6, such amount (expressed as the number of shares of Golden State Common Stock required assuming FGH and Ford had elected to tender payment in such form (regardless of whether Ford and FGH had the right to make such an election)) shall be limited to the number of shares of Golden State Common Stock previously issued to FGH and Ford under this Section 1.6 (the "Section 1.6 Share Amount"). The Section 1.6 Share Amount shall be adjusted upwards from time to time to reflect the issuance of additional shares to FGH and Ford under this Section 1.6 and downwards, but not below zero, to reflect any amount paid or payable by FGH and Ford (expressed as the number of shares of Golden State Common Stock required assuming FGH and Ford had elected to tender payment in such form (regardless of whether Ford and FGH had the right to make such an election)) under this Section 1.6. If, but for the immediately preceding sentence, any payment to Golden State by FGH and Ford under Section 1.6 would result in a Section 1.6 Share Amount that is less than zero, such negative number (expressed as a positive number and converted to a dollar amount based on the Average Stock Price for 15 randomly selected days during the 30 trading-day period ending on the date such payment is due) shall be added to the balance of a notional account (the "Shortfall Account"). The balance of the Shortfall Account shall be $0.00 on the Effective Date, and any positive balance in the Shortfall Account shall bear interest, compounded semiannually, at the rate contemplated in the definition of

"Interest Factor" from the date such balance is established until there is an offsetting debit against such balance as set forth in Section 1.6(e)(ii).

         (ii) At any time that Golden State would otherwise be obligated to issue shares of Golden State Common Stock to FGH and Ford pursuant to Sections 1.6(a), (b) or (c), the CFB Litigation Distribution Amount, the Guarini Payment or the Tax Payment, as the case may be, shall be offset by the balance of the Shortfall Account as of such time for purposes of determining the number of shares of Golden State Common Stock to be issued. If, as a result of such offset, the number of shares of Golden State Common Stock to be issued to FGH and Ford would be zero or less, no such shares shall be issued; in all other cases the number of such shares to be issued shall be calculated as set forth in Section 1.6(a), (b) or (c), as the case may be, after application of such offset. In either case, the balance of the Shortfall Account shall be reduced, but not below $0.00, by the amount of such offset.


(iii) All computations of the Section 1.6 Share Amount and the balance of the Shortfall Account from time to time hereunder shall be performed by the parties hereto and reviewed and attested by KPMG Peat

Marwick LLP, and the parties hereto agree to cooperate therewith in such connection (it being understood that this paragraph (iii) shall not require review and attes tation by KPMG Peat Marwick LLP of any calculations made pursuant to Sections 1.6(a), (b) or (c) which would not otherwise be required pursuant to the express provisions of Sections 1.6(a), (b) and (c)).

         (iv) Notwithstanding anything to the contrary contained herein, for all purposes under this Section 1.6, (a) any payments required to be made to FGH and Ford pursuant to this Section 1.6, and the amount of the Glendale Litigation Tax Benefits and the CFB Litigation Tax Benefits, shall be calculated net of all third party out-of-pocket expenses incurred by Golden State or Parent Holdings or any of their respective Subsidiaries in connection with the event or recovery giving rise to such payment or its determination ((including, without limitation, all attorneys' fees incurred in any proceedings or discussions with any tax authority, but excluding any allocation of general management overhead or similar internal expenses) and (b) any
Section 382 Amount calculated pursuant to Section 1.6(c)(v) shall include
(and shall be increased by) the aggregate amount of all third party out-of-pocket expenses incurred by Golden State or

Parent Holdings or any of their respective Subsidiaries, as the case may be, in connection with the determination of such amounts (including, without limitation, all attorneys' fees incurred in any proceedings or discussions with any tax authority, but excluding any allocation of general management overhead or similar internal expenses). All third party out-of-pocket expenses referred to in this paragraph (iv) shall be computed on a tax-effected basis (taking into account any tax benefits actually realized as a result of the payment thereof as attested to by KPMG Peat Marwick LLP).

         (v) Notwithstanding anything to the contrary in this Agreement, the aggregate amount of the value of the shares of Golden State Common Stock (based on the Average Stock Price calculated for the purpose of issuing such shares in accordance with the applicable subsection of this Section 1.6) issued to Ford and FGH pursuant to this Section 1.6 (net of the value of any payments, in cash or stock, made by Ford and FGH to Golden State pursuant to this Section 1.6) shall in no event exceed the aggregate value of the shares of Golden State Common Stock issued to FGH and Ford pursuant to Section 1.3 (valued at the Average Daily Price).

         (vi) Notwithstanding any provision
of this Section 1.6 to the contrary, in the event that there is a business combination or similar transaction involving Golden State as a result of which Golden State Common Stock is no longer publicly traded, all payments due any party under this Section 1.6 after the date of such transaction (the "Determination Date") shall be payable in cash and not in shares of Golden State Common Stock; provided, however, that, solely for the purposes of determining the Section 1.6 Share Amount and the Shortfall Account from time to time, such subsequent payments shall be deemed made in shares of Golden State Common Stock, as though there continued to be a public market in such shares, and the number of such shares represented by any such payment shall be determined using a valuation per share equal to the Notional Market Value. The "Notional Market Value" as of any date shall equal the Average Stock Price of Golden State Common Stock for 15 randomly selected days during the 30 trading-day period ending on the Determination Date, grown during the period from the Determination Date to such date at the rate of interest (compounded semiannually) contemplated by the definition of "Interest Factor."

         (vii) The parties hereto may mutually agree to substitute another nationally-recognized independent accounting firm in place of KPMG Peat Marwick LLP for all purposes under this Section 1.6, and from and after such substitution, all references herein to KPMG Peat Marwick LLP shall be deemed to be references to such other accounting firm.

         (f) Each party hereto agrees to cooperate in good faith with the other parties to this Agreement, and to take such further actions as are reasonably necessary, to carry out the purpose and intent of and to effect the transactions contemplated by this Section 1.6.

                                   ARTICLE II
                        DISCLOSURE SCHEDULES; STANDARDS
                       FOR REPRESENTATIONS AND WARRANTIES

         2.1. Disclosure Schedules. Prior to the execution and delivery of this Agreement, Golden State has delivered to Parent Holdings, and Parent Holdings has delivered to Golden State, a schedule (in the case of Golden State, the "Golden State Disclosure Schedule," and in the case of Parent Holdings, the "Parent Holdings Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article III, in the case of Golden State, or Article IV, in the case of Parent Holdings, or to one or more of such party's covenants contained in Article V; provided, however, that notwithstanding anything in this Agreement to the contrary (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 2.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect (as defined herein) with respect to either Golden State or Parent Holdings, respectively.

         2.2. Standards. (a) No representation or warranty of Golden State contained in Article III or of Parent Holdings contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this

Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Golden State, or Article IV, in the case of Parent Holdings, has had a Material Adverse Effect with respect to Golden State or Parent Holdings, respectively (but disregarding, for purposes of applying this test, any materiality or "Material Adverse Effect" exceptions or qualifiers contained in any individual representation or warranty).

                           (b)  As used in this Agreement, the term
"Material Adverse Effect" means, with respect to Parent Holdings or Golden State, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries (as defined below) taken as a whole, other than any such effect attributable to or resulting from (w) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (x) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks, thrifts or their holding compa-nies generally, (y) any action or omission of Parent Holdings or Golden State or any Subsidiary of either of them taken with the prior written consent of the other party hereto, or (z) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby, or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF GOLDEN STATE

         Subject to Article II, Golden State hereby represents and warrants to Parent Holdings and FNH as follows:

         3.1. Corporate Organization. (a) Golden State is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Golden State has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Golden State is duly registered as a unitary savings and loan holding company under the Home Owners' Loan Act of 1933, as amended (the "HOLA"). The Certificate of Incorporation and Bylaws of Golden State, copies of which have previously been made available to Parent Holdings, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

         (b) As of the Effective Time, Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. GFB is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America. The deposit accounts of GFB are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund (the "SAIF") to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of Golden State's other Subsidiaries is a corpora-tion duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Golden State's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of Golden State, copies of which have previously been made available to Parent Holdings, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

         (c) The minute books of Golden State and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since June 30, 1995 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

         3.2. Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Golden

State consists of 100,000,000 shares of Golden State Common Stock and 50,000,000 shares of preferred stock, par value $1.00 per share (the "Golden State Preferred Stock"). At the Effective Time, the authorized capital stock of Golden State will consist of 250,000,000 shares of Golden State Common Stock and 50,000,000 shares of Golden State Preferred Stock. As of January 31, 1998, there are (x) 51,085,174 shares of Golden State Common Stock outstanding and no shares of Golden State Common Stock held in the Golden State treasury, (y) no shares of Golden State Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (i) 5,310,680 shares of Golden State Common Stock reserved for issuance pursuant to the Golden State Option Plans (as defined in Section 6.5) and described in Section 3.2(a) of the Golden State Disclosure Schedule, (ii) 7,800,000 shares of Golden State Common Stock reserved for issuance in connection with the merger of CENFED Financial Corporation with and into a wholly owned Subsidiary of Golden State (the "CENFED Merger") pursuant to the Agreement and Plan of Merger (the "CENFED Merger Agreement"), dated as of August 17, 1997, as amended, by and among Golden State, Golden State Financial Corporation ("GSFC") and CENFED, (iii) 3,500,000 to 7,500,000
shares of Golden State Common Stock, based on a floating Exchange Ratio, reserved for issuance in connection with the merger (the "Redfed Merger") of RedFed Bancorp Inc. ("Redfed") with and into a wholly owned Subsidiary of Golden State pursuant to the Agreement and Plan of Merger (the "Redfed Merger Agreement"), dated as of November 30, 1997, by and between Golden State and Redfed, (iv) 1,522 shares of Golden State Common Stock reserved for issuance upon the exercise of common stock purchase warrants (the "Five-Year Warrants") issued pursuant to that certain Warrant Agreement, dated as of February 23, 1993, between GFB and Chemical Trust Company of California, as Warrant Agent,
(v) 10,836,417 shares of Golden State Common Stock reserved for issuance upon exercise of common stock purchase warrants (the "Seven-Year Warrants") issued pursuant to that certain Warrant Agreement, dated as of August 15, 1993, between GFB and Chemical Trust Company of California, as Warrant Agent, (vi) 11,200,00 shares of Golden State Common Stock reserved for issuance upon conversion of shares of Series A Preferred Stock, and (vii) 10,165,950 shares of Golden State Common Stock reserved for issuance upon exercise of the option issued by Golden State to Parent Holdings pursuant to the Stock Option Agreement, dated February 4, 1998, between Parent

Holdings and Golden State (the "Option Agreement") and (z) 4,621,982 shares of Golden State Preferred Stock designated "Noncumulative Convertible Preferred Stock, Series A" (the "Series A Preferred Stock") issued and outstanding. All of the issued and outstanding shares of Golden State Common Stock and Golden State Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Golden State Common Stock to be issued pursuant to this Agreement will be duly authorized and validly issued and, when issued, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in
Section 3.2(a) of the Golden State Disclosure Schedule, Golden State does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Golden State Common Stock or Golden State Preferred Stock or any other equity security of Golden State or any securities representing the right to purchase or otherwise receive any shares of Golden State Common Stock or Golden
                                      43

State Preferred Stock or any other equity security of Golden State. The names of the optionees, the date of each option to purchase Golden State Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Golden State Option Plans, are set forth in Section 3.2(a) of Golden State Disclosure Schedule.

         (b) Section 3.2(b) of the Golden State Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of Golden State. Except as set forth in Section 3.2(b) of the Golden State Disclosure Schedule, Golden State owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Golden State has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

         3.3. Authority; No Violation. (a) Each of Golden State and Merger Sub has full corporate power and authority to execute and deliver this Agreement (and, in the case of Golden State, the Management Agreement and the Option Agreement (this Agreement, the Management Agreement and the Option Agreement, collectively, the "Golden State Documents")) and to consummate the transactions contemplated hereby (and, in the case of Golden State, thereby). The execution and delivery by Merger Sub of this Agreement and by Golden State of each of the Golden State Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the respective Boards of Directors of Merger Sub and Golden State. The Board of Directors of Golden State has directed that this Agreement and the Parent Plan of Merger be submitted to Golden State's stockholders for approval at a meeting of such stockholders and, except for the approval and adoption of this Agreement and the Parent Plan of Merger by the requisite vote of Golden State's stockholders, no other corporate proceedings on the part of either Golden State or Merger Sub are necessary to approve the Golden State Documents and to consummate the transactions contemplated thereby. Each of the Golden State Documents has been duly and validly executed and delivered by Golden State and, in the case of this Agreement, will be by Merger Sub prior to the Effective Time, and (assuming due authorization, execution and delivery by each of Parent Holdings and FNH) this Agreement constitutes or, in the case of Merger Sub, will at the Effective Time constitute a valid and binding obligation of each of Golden State and Merger Sub, enforceable against Golden State and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (b) GFB has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of GFB. Upon the due and valid approval of the Bank Merger Agreement by Golden State or GSFC, as applicable, as the sole stockholder of GFB and by the Board of Directors of GFB, no other corporate proceedings on the part of GFB will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by GFB, will be duly and validly executed and delivered by GFB and will (assuming due authorization, execution and delivery by CFB) constitute a valid and binding obligation of GFB, enforceable against GFB in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (c) Except as set forth in Section 3.3(c) of the Golden State Disclosure Schedule, neither the execution and delivery of the Golden State Documents by Golden State and Merger Sub or the Bank Merger Agreement by GFB, nor the consummation by Golden State, Merger Sub or GFB, as applicable, of the transactions contemplated hereby or thereby, nor compliance by Golden State, Merger Sub or GFB, as applicable, with any of the terms or provisions hereof or thereof, will (i) violate any provi-sion of the Certificate of Incorporation or Bylaws of Golden State or the certificate of incorporation, bylaws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Golden State or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Golden State or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Golden State or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

         3.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Office of Thrift Supervision (the "OTS") under the HOLA and the Bank Merger Act, and approval of such applications and notices, (b) the filing with the Securities and Exchange Commission (the
"SEC") of a proxy statement in definitive form relating to the meeting of Golden State's stockholders to be held as contemplated by this Agreement (the "Proxy Statement"), (c) the approval and adoption of this Agreement and the Parent Plan of Merger by the requisite votes of the stockholders of Golden State, (d) approval of the listing of Golden State Common Stock to be issued pursuant to this Agreement on the NYSE, (e) the filing of the Certificates of Merger with the Secretary pursuant to the DGCL, (f) the filings required by the Bank Merger Agreement, and (g) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Golden State Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (1) the execution and delivery by Golden State of the Golden State Documents and by Merger Sub of this Agreement, (2) the consummation by Golden State and Merger

Sub of the transactions contemplated thereby, (3) the execution and delivery by GFB of the Bank Merger Agreement, and (4) the consummation by GFB of the transactions contemplated thereby.

         3.5. Reports. Golden State and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since June 30, 1995 with (i) the OTS, (ii) the FDIC, (iii) any state banking commissions or any other state regulatory authority (each a "State Regulator") and (iv) any other self-regulatory organization ("SRO") (collectively with the Board of Governors of the Federal Reserve System, the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Golden State and its Subsidiaries, and except as set forth in Section 3.5 of the Golden State Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of Golden State, investigation into the business or operations of Golden State or any of its Subsidiaries since June 30, 1995. There is no unre-solved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Golden State its Subsidiaries.

         3.6. Financial Statements. Golden State has previously made available to Parent Holdings copies of (a) the consolidated statements of financial condition of GFB and its Subsidiaries as of June 30 for the fiscal years 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as reported in GFB's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 filed with the OTS under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to GFB, and (b) the unaudited consolidated statements of financial condition of Golden State and its Subsidiaries as of September 30, 1997 and the related unaudited consolidated statements of operations and cash flows for the three-month period then ended as reported in Golden State's Quarterly Report on Form 10-Q for the period ended September 30, 1997 filed with the Securities and Exchange Commission (the "SEC") under the Exchange Act. The June 30, 1997 consolidated statement of financial condition of GFB (including the related notes, where applicable) fairly presents the consolidated financial position of GFB and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements to be filed by Golden State with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of GFB and its Subsidiaries, and Golden State and its Subsidiaries, as the case may be, for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Golden State with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the OTS and the SEC, as applicable, with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Golden State with the SEC after the date hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Golden State and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

         3.7. Broker's Fees. Neither Golden State nor any Subsidiary of Golden State nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by the Golden State Documents or the Bank Merger Agreement, except that Golden State has engaged, and will pay a fee or commission to, Credit Suisse First Boston Corporation ("CS First Boston") in accordance with the terms of a letter agreement between CS First Boston and Golden State, a true and correct copy of which has been previously made available by Golden State to Parent Holdings.

         3.8. Absence of Certain Changes or Events. (a) Except as may be set forth in Section 3.8(a) of the Golden State Disclosure Schedule, or as disclosed in any Golden State Report (as defined in Section 3.12) filed with the SEC or the OTS prior to the date of this Agreement, since June 30, 1997,
(i) neither Golden State nor any of its Subsidiaries has incurred any liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Golden State.

         (b) Except as set forth in Section 3.8(b) of the Golden State Disclosure Schedule or as disclosed in any Golden State Report filed with the SEC or the OTS prior to the date of this Agreement, since June 30, 1997, Golden State and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

         (c) Except as set forth in Section 3.8(c) of the Golden State Disclosure Schedule, since December 31, 1997, neither Golden State nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1997 (which amounts have been previously made available to Parent Holdings), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

         3.9. Legal Proceedings. (a) Except as set forth in Section 3.9 of the Golden State Disclosure Schedule, neither Golden State nor any of its Subsidiaries is a party to any, and there are no pending or, to Golden State's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Golden State or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by any of the Golden State Documents or the Bank Merger Agreement.

         (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon

Golden State, any of its Subsidiaries or the assets of Golden State or any of its Subsidiaries.

         3.10. Taxes. (a) Except as set forth in Section 3.10 of the Golden State Disclosure Schedule, each of Golden State and its Subsidiaries has or will have prior to the Effective Time (i) duly and timely filed (including applicable extensions granted without penalty) or there has been filed on its behalf, all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete, and (ii) paid (or there has been paid on its behalf) in full or made provision in the financial statements of Golden State (in accordance with GAAP) for all Taxes (as hereinafter defined) due or claimed to be due from it by any taxing authority with respect to all periods ending on or before the Effective Time. No deficiencies for any Taxes have been proposed, asserted, assessed or threatened in writing against or with respect to Golden State or any of its Subsidiaries which have not been finally resolved. Except as set forth in
Section 3.10 of the Golden State Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either Golden State or any of its Subsidiaries except for statutory liens for current Taxes not yet due or liens for Taxes that are being contested in good faith, as to the fact or the amount of liability, by appropriate proceedings and that have been reserved against in accordance with GAAP, (ii) neither Golden State nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any tax year which have not since been filed and no request for waivers or extensions of the time to assess or collect any Taxes are pending or outstanding, (iii) with respect to each taxable period of Golden State and its Subsidiaries through and including December 31, 1992, the federal and state income Tax Returns of Golden State and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting Taxes with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither Golden State nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return for any tax year that is open for the purpose of assessing a deficiency other than one in which Golden State, GFB or GLENFED, INC., the former parent of GFB, is the parent of the group filing such Tax Return, (v) neither Golden State nor any of its Subsidiaries is a party to, is bound by or has an obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Treasury Regulation Section 1.1552-1(a)(1) under the
Code), (vi) neither Golden State nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, (vii) no power of attorney which is currently in force has been granted by or with respect to Golden State or any Subsidiary thereof with respect to any matter relating to Taxes, and
(viii) no closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to Golden State or its Subsidiaries.

         (b) For the purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

         (c) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

         3.11. Employees. (a) Section 3.11(a) of the Golden State Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Plans") by Golden State, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with Golden State would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of Golden State, any Subsidiary of Golden State or any ERISA Affiliate.

         (b) Golden State has heretofore made available to Parent Holdings true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

         (c) Except as set forth in Section 3.11(c) of the Golden State Disclosure Schedule, (i) each of the Plans has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and the Company is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such

Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides welfare benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Golden State, its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable law or benefits the full cost of which is borne by the current or former employee (or his beneficiary),
(v) no liability under Title IV of ERISA has been incurred by Golden State, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Golden State, its Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Golden State, its Subsidiaries or any ERISA Affiliate as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Golden State nor its Subsidiaries has engaged in a transaction in connection with which Golden State or its Subsidiaries could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of Golden State, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, either alone or in conjunction with another event, including a termination of employment, will not (A) entitle any current or former employee or officer of Golden State or any ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (B) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee or officer.

         3.12. SEC Reports. Golden State has previously made available (to the extent filed prior to the date hereof) to Parent Holdings an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since June 30, 1995 by GFB or Golden State with the OTS or the SEC, as the case may be, pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (the "Golden State Reports") and (b) communication mailed by GFB or Golden State, as the case may be, to its stockholders since June 30, 1995, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Each of GFB and Golden State has timely filed all Golden State Reports and other documents required to be filed by such party under the Securities Act and the Exchange Act, and, as of their respective dates, all Golden State Reports complied with the published rules and regulations of the OTS and the SEC, as applicable, with respect thereto.

         3.13. Golden State Information. The information relating to Golden State and its Subsidiaries to be contained in the Proxy Statement, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circum stances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent Holdings or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

         3.14. Compliance with Applicable Law. Golden State and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Golden State or any of its Subsidiaries, and neither Golden State nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above.

         3.15. Certain Contracts. (a) Except as set forth in Section 3.15(a) of the Golden State Disclosure Schedule and except for this Agreement, the Stock Option Agreement, the Bank Merger Agreement and the Management

Agreement, neither Golden State nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, offi cers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Golden State, GFB, the Surviving Bank or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Golden State Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $100,000 per annum, or (v) which materially restricts the conduct of any line of business by Golden State or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in Section 3.15(a) of the Golden State Disclosure Schedule, is referred to herein as a "Golden State Contract". Golden State has previously delivered or made available to Parent Holdings true and correct copies of each Golden State Contract.

         (b) Except as set forth in Section 3.15(b) of the Golden State Disclosure Schedule, (i) each Golden State Contract is valid and binding and in full force and effect, (ii) Golden State and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Golden State Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Golden State or any of its Subsidiaries under any Golden State Contract, and
(iv) no other party to any Golden State Contract is, to the knowledge of Golden State, in default in any respect thereunder.

         3.16. Agreements with Regulatory Agencies. Except as set forth in
Section 3.16 of the Golden State Disclosure Schedule, neither Golden State nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.16 of the Golden State Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Golden State or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

         3.17. State Takeover Laws; Charter Provision. The provisions of
Section 203 of the DGCL and Article Seventh of Golden State's Certificate of Incorporation will not, assuming the accuracy of the representations contained in Section 4.15 hereof, apply to this Agreement, the Bank Merger Agreement or the Option Agreement or any of the transactions contemplated hereby or thereby.

         3.18. Environmental Matters. Except as set forth in Section 3.18 of the Golden State Disclosure Schedule:

         (a) Each of Golden State and its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to Hazardous Materials (as hereinafter defined) in the environment or workplace ("Environmental Laws");

         (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of Golden State, threatened, before any Governmental Entity or other forum in which Golden State, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Golden State or any of its Subsidiaries, any Participation Facility or any Loan Property;

         (c) During the period of (x) Golden State's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) Golden State's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) to the knowledge of Golden State, Golden State's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property that has had or would reasonably be expected to have, individually or in the aggregate with such other events, a Material Adverse Effect on Golden State; and

         (d) The following definitions apply for purposes of this Section 3.18:
(x) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials,
(y) "Loan Property" means any property in which Golden State or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) "Participation Facility" means any facility in which Golden State or any of its Subsidiaries partici-pates in the management and, where required by the context, said term means the owner or operator of such property.

         3.19. Derivative Transactions. Except as set forth in Section 3.19 of the Golden State Disclosure Schedule, since June 30, 1997, neither Golden State nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by Golden State or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of Golden State and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of



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

Golden State and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of Golden State or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists as of the date hereof.

         3.20. Opinion. Prior to the execution of this Agreement, Golden State received an opinion from CS First Boston to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the consideration to be paid by Golden State pursuant to this Agreement is fair to the stockholders of Golden State from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

         3.21. Approvals. As of the date of this Agreement, Golden State knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby should not be obtained.

         3.22. Loan Portfolio. (a) Section 3.22 of the Golden State Disclosure Schedule sets forth the aggregate principal amount of all written or oral loan agreements, notes or borrowing arrangements (including, without limitation, leases, credit enhancements, commit-ments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $1,000,000, under the terms of which the obligor is, as of December 31, 1997, over 90 days delinquent in payment of principal or interest or in default of any other provision and, except as disclosed in Section 3.22, neither Golden State nor any of its Subsidiaries is a party to any Loan with any director, executive officer or five percent or greater stockholder of Golden State or any of its Subsidiaries, or to the knowledge of Golden State, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.22 of the Golden State Disclosure Schedule sets forth as of December 31, 1997 (i) all of the Loans in original principal amount in excess of $1,000,000 of Golden State or any of its Subsidiaries that as of the date of this Agreement are classified by Golden State as "Special Mention", "Substandard", "Doubtful", "Loss", or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the Loans of Golden State and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of such Loans by category and (iii) each asset of Golden State that as of the date of this Agreement is classified as "Other Real Estate Owned" and the book value thereof.

         (b) Each Loan in original principal amount in excess of $1,000,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         3.23. Reorganization. As of the date of this Agreement, Golden State has no reason to believe that any of the Mergers or the Subsidiary Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

         3.24. Material Interests of Certain Persons. Except as disclosed in the Golden State Reports filed prior to the date of this Agreement, no officer or director of Golden State, or any "associate" (as such term is officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Golden State.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                               OF PARENT HOLDINGS

         Subject to Article II, Parent Holdings hereby represents and warrants to Golden State and Merger Sub as follows:

         4.1. Corporate Organization. (a) Parent Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent Holdings has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent Holdings is duly registered as a savings and loan holding company under the HOLA. The Third Restated Certificate of Incorporation and the By-laws of Parent Holdings, copies of which have previously been made available to Golden State, are true and correct copies of such documents as in effect as of the date of this Agreement.

         (b) FNH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CFB is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America. The deposit accounts of CFB are insured by the FDIC through the SAIF to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Each of Parent Holdings's other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of Parent Holdings has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The articles of organization and by-laws of CFB, copies of which have previously been made available to Golden State, are true and correct copies of such documents as in effect as of the date of this Agreement.

         (c) The minute books of Parent Holdings and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 1995 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

         4.2. Capitalization. (a) As of the date of this Agreement, (i) the authorized capital stock of Parent Holdings consists of 1,000 shares of Parent Holdings Common Stock and no shares of preferred stock and (ii) the authorized capital stock of FNH consists of 800 shares of FNH Class A Common Stock, 200 shares of FNH Class B Common Stock and 24,000 shares of preferred stock, par value $1.00 per share ("FNH Preferred Stock"), of which 10,000 shares have been designated as Series A Cumulative Perpetual Preferred Stock (the "FNH Series A Preferred Stock"), and 2,000 shares have been designated as Series B Cumulative Perpetual Preferred Stock (the

"FNH Series B Preferred Stock"). As of the date of this Agreement, there were
(i) 1,000 shares of Parent Holdings Common Stock and no shares of preferred stock of Parent Holdings issued and outstanding, and no shares of Parent Holdings Common Stock held in its treasury and (ii) 800 shares of FNH Class A Common Stock, 200 shares of FNH Class B Common Stock, 1,666.667 shares of FNH Series A Preferred Stock and 45.32 shares of FNH Series B Preferred Stock issued and outstanding. As of the date of this Agreement, no shares of capital stock of Parent Holdings or FNH were reserved for issuance. All of the issued and outstanding shares of Parent Holdings Common Stock, FNH Class A Common Stock, FNH Class B Common Stock and FNH Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth on Section 4.2(a) of the Parent Holdings Disclosure Schedule, neither Parent Holdings nor FNH has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock of Parent Holdings or FNH or any other equity securities of Parent

Holdings or FNH or any securities representing the right to purchase or otherwise receive any shares of capital stock of Parent Holdings or FNH or any other equity securities of Parent Holdings or FNH.

         (b) Section 4.2(b) of the Parent Holdings Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of Parent Holdings. Except as set forth in Section 4.2(b) of the Parent Holdings Disclosure Schedule, Parent Holdings owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of Parent Holdings, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Parent Holdings has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

         4.3. Authority; No Violation. (a) Each of Parent Holdings and FNH has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Parent Holdings and FNH, by the sole stockholder of Parent Holdings and by Parent Holdings and Ford as the stockholders of FNH, and no other corporate proceedings on the part of either Parent Holdings or FNH are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent Holdings and FNH and (assuming due authorization, execution and delivery by each of Golden State and Merger Sub) this Agreement constitutes a valid and binding obligation of each of Parent Holdings and FNH, enforceable against each of Parent Holdings and FNH in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (b) CFB has full corporate power and authority to execute and deliver the Bank Merger Agreement and the Management Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the Management Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of CFB. Upon the due and valid approval of the Bank Merger Agreement by FNH as the sole stockholder of CFB, and by the Board of Directors of CFB, no other corporate proceedings on the part of CFB will be necessary to consummate the transactions contemplated thereby. Each of the Bank Merger Agreement and the Management Agreement, upon execution and delivery by CFB, will be duly and validly executed and delivered by CFB and will (assuming due authorization, execution and delivery by the GFB) constitute a valid and binding obligation of CFB, enforceable against CFB in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (c) Except as set forth in Section 4.3(c)



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

of the Parent Holdings Disclosure Schedule, neither the execution and delivery of this Agreement by Parent Holdings or FNH or the Bank Merger Agreement and the Management Agreement by CFB, nor the consummation by Parent Holdings, FNH or CFB, as applicable, of the transactions contemplated hereby or thereby, nor compliance by Parent Holdings, FNH or CFB with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Parent Holdings, or the certificate of incorporation or by-laws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in
Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent Holdings or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encum-brance upon any of the respective properties or assets of Parent Holdings or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent Holdings or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

         4.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the OTS under the HOLA and the Bank Merger Act, and approval of such applications and notices, (b) the filing with the SEC of the Proxy Statement, (c) the approval and adoption of this Agreement and the Parent Plan of Merger by the requisite vote of the stockholders of Golden State, (d) approval of the listing of the Golden State Common Stock to be issued in the Merger on the NYSE, (e) the filing of the Certificates of Merger with the Secretary, (f) filings required by the Bank Merger Agreement, (g) the approval of the Bank Merger Agreement by the sole stockholder of CFB, and (h) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Holdings Disclosure Schedule, no consents or approvals of or filings or registrations with any Govern-mental Entity or with any third party are cessary in connection with (1) the execution and delivery by Parent Holdings and FNH of this Agreement, (2) the consummation by Parent Holdings and FNH of the Mergers and the other transactions contemplated hereby, (3) the execution and delivery by CFB of the Bank Merger Agreement and the Management Agreement and the consummation of the transactions contemplated by the Management Agreement, and (4) the consummation of CFB of the transactions contemplated by the Bank Merger Agreement.

         4.5. Reports. Parent Holdings and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1995 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Parent Holdings and its Subsidiaries, and except as set forth in
Section 4.5 of Parent Holdings Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of Parent Holdings, investigation into the business or operations of Parent Holdings or any of its Subsidiaries since December 31,

1995. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent Holdings or any of its Subsidiaries.

         4.6. Financial Statements. Parent Holdings has previously made available to Golden State copies of (a) the consolidated statements of financial condition of Parent Holdings and its Subsidiaries as of December 31 for the fiscal years 1995 and 1996 and the related consolidated statements of operations, stockholder's equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in Parent Holdings' Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Parent Holdings, and (b) the unaudited consolidated statements of financial condition of Parent Holdings and its Subsidiaries as of September 30, 1997 and September 30, 1996 and the related unaudited consolidated statements of operations, stockholder's equity and cash flows for the nine-month periods then ended as reported in Parent Holdings' Quarterly Report on Form 10-Q for the period ended September 30, 1997 filed with the SEC under the Ex-change Act. The December 31, 1996 consolidated statement of financial position of Parent Holdings (including the related notes, where applicable) fairly presents the consolidated financial position of Parent Holdings and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements to be filed by Parent Holdings with the SEC after the date hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholder's equity and consolidated financial position of Parent Holdings and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent Holdings with the SEC after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent Holdings with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent Holdings and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

         4.7. Broker's Fees. Neither Parent Holdings nor any Subsidiary of Parent Holdings, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Option Agreement or the Bank Merger Agreement, except that Parent Holdings has engaged, and will pay a fee or commission to, Goldman, Sachs & Co. ("Goldman Sachs") in accordance with the terms of a letter agreement between Goldman Sachs and Parent Holdings, a true and correct copy of which has been previously made available by Parent Holdings to Golden State.

         4.8. Absence of Certain Changes or Events. (a) Except as may be set forth in Section 4.8 of the Parent Holdings Disclosure Schedule, or as disclosed in any Parent Holdings Report (as defined in Section 4.12) filed with the SEC or the OTS prior to the date of this Agreement, since December 31, 1996, (i) neither Parent Holdings nor any of its Subsidiaries has incurred any liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Parent Holdings.

         (b) Except as set forth in Section 4.8(b) of the Parent Holdings Disclosure Schedule or as disclosed in any Parent Holdings Report filed with the SEC or the OTS prior to the date of this Agreement, since September 30, 1997, Parent Holdings and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

         (c) Except as set forth in Section 4.8(c) of the Parent Holdings Disclosure Schedule, since December 31, 1997, neither Parent Holdings nor any of its Subsidiaries has (i) increased the wages, salaries, compen sation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1997 (which amounts have been previously made available to

Golden State), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus,
(ii) suffered any strike, work stoppage, slow-down, or other labor disturbance,
(iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

         4.9. Legal Proceedings. (a) Except as set forth in Section 4.9 of the Parent Holdings Disclosure Schedule, neither Parent Holdings nor any of its Subsidiaries is a party to any and there are no pending or, to the knowledge of Parent Holdings, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent Holdings or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.

         (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent Holdings, any of its Subsidiaries or the assets of Parent Holdings or any of its Subsidiaries.

         4.10. Taxes. Except as set forth in Section

4.10 of the Parent Holdings Disclosure Schedule, each of Parent Holdings and its Subsidiaries has or will have prior to the Effective Time (i) duly and timely filed (including applicable extensions granted without penalty), or there has been filed on its behalf, all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete, and (ii) paid, or there has been paid on its behalf, in full or made provision in the financial statements of Parent Holdings (in accordance with GAAP) for all Taxes due or claimed to be due from it by any taxing authority with respect to all periods ending on or before the Effective Time. No deficiencies for any Taxes have been proposed, asserted, assessed or threatened in writing against or with respect to Parent Holdings or any of its Subsidiaries. Except as set forth in Section 4.10 of the Parent Holdings Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either Parent Holdings or any of its Subsidiaries except for statutory liens for current Taxes not yet due or liens for Taxes that are being contested in good faith, as to the fact or the amount of liability, by appropriate proceedings and that have been reserved against in accordance with GAAP, (ii) neither Parent Holdings nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers or extensions of the time to assess or collect any Taxes are pending or outstanding, (iii) with respect to each taxable period of Parent Holdings and its Subsidiaries, the federal and state income Tax Returns of Parent Holdings and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities or the time for assessing and collecting Taxes with respect to such taxable period has closed and such taxable period is not subject to review, (iv) neither Parent Holdings nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which Parent Holdings is the parent of the group filing such Tax Return, (v) neither Parent Holdings nor any of its Subsidiaries is a party to, is bound by, or has an obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-1(a)(1) under the Code),
(vi) neither Parent Holdings nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the

Code, (vii) no power of attorney which is currently in force has been granted by or with respect to Parent Holdings or any Subsidiary thereof with respect to any matter relating to Taxes; and (viii) no closing agreement pursuant to
Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or with respect to the Parent Holdings or its Subsidiaries. California Federal Preferred Capital Corporation ("CFPCC") (formerly First Nationwide Preferred Capital Corporation) was formed in 1996 and included in the 1996 consolidated federal income tax return of the affiliated group of which Mafco Holdings Inc. is the common parent and (i) has been at all times since January 1, 1997, and at the Effective Time will be, a "real estate investment trust" ("REIT") as defined in Section 856(a) of the Code, (ii) has met at all times since January 1, 1997, and at the Effective Time will meet, the requirements of Section 857(a) of the Code, (iii) has not been at any time since January 1, 1997, and at the Effective Time will not be, described in Section 856(c)(7) of the Code,
(iv) has not had at any time since January 1, 1997, and at the Effective Time will not have had, any "net income derived from prohibited transactions" within the meaning of Section

857(b)(6) of the Code and (v) has not, and at the Effective Time will not have, issued any stock or securities as part of a multiple party financing transaction described in Internal Revenue Service Notice 97-21, 1997-11 I.R.B. 2.

         4.11. Employees. (a) Section 4.11(a) of the Parent Holdings Disclosure Schedule sets forth a true and complete list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the ERISA); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Parent Holdings Plans") by Parent Holdings, any of its Subsidiaries or by any trade or business, whether or not incorporated, which is owned by Parent Holdings or any of its Subsidiaries (a "Parent Holdings ERISA Affiliate"), all of which together with Parent Holdings would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of Parent

Holdings, any Subsidiary of Parent Holdings or any Parent Holdings ERISA Affiliate.

         (b) Parent Holdings has heretofore made available to Golden State each of the Parent Holdings Plans and all related documents, including but not limited to (i) the actuarial report for such Parent Holdings Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Parent Holdings Plan.

         (c) Except as set forth in Section 4.11(c) of the Parent Holdings Disclosure Schedule, (i) each of the Parent Holdings Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Parent Holdings Plans intended to be "qualified" within the meaning of
Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and Parent Holdings is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Parent Holdings Plan which is sub-ject to Title IV of ERISA, the present value of accrued benefits under such Parent Holdings Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Holdings Plan's actuary with respect to such Parent Holdings Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Parent Holdings Plan allocable to such accrued benefits, (iv) no Parent Holdings Plan provides welfare benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Parent Holdings or its Subsidiaries beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law or (x) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred (directly or indirectly) by Parent Holdings, its Subsidiaries or any Parent Holdings ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Parent Holdings, its Subsidiaries or a Parent Holdings ERISA Affiliate of incurring (directly or indirectly) a material liability thereunder, (vi) no Parent Holdings Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Parent Holdings, its Subsidiaries or any ERISA Affiliate as of the Effective Time with respect to each Parent Holdings Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither Parent Holdings nor its Subsidiaries has engaged in a transaction in connection with which Parent Holdings or its Subsidiaries could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of Parent Holdings, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Holdings Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, either alone or in conjunction with another event, including a termination of employment, will not (A) entitle any current or former employee or officer of Parent Holdings, any of its Subsidiaries or any Parent Holdings ERISA Affiliate to severance pay, termination pay or any other payment or benefit, except as expressly provided in this Agreement or (B) accelerate the time of payment or vesting or increase in the amount or value of compensation or benefits due any such employee or officer.

         4.12. SEC Reports. Parent Holdings has previously made available to Golden State (to the extent filed prior to the date hereof) a true and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 1995 by Parent Holdings or any of its Subsidiaries with the SEC or the OTS pursuant to the Securities Act or the Exchange Act (the "Parent Holdings Reports") and (b) communication mailed by Parent Holdings or any of its Subsidiaries to its shareholders since December 31, 1995, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent Holdings and each of its Subsidiaries has timely filed all Parent Holdings Reports



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

and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Parent Holdings Reports complied with the published rules and regulations of the OTS and SEC, as applicable, with respect thereto.

         4.13. Parent Holdings Information. The information relating to Parent Holdings and its Subsidiaries which is provided by Parent Holdings to Golden State for inclusion in the Proxy Statement, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

         4.14. Compliance with Applicable Law. Parent Holdings and each of its Subsidiaries holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent Holdings or any of its Subsidiaries, and neither Parent Holdings nor any of its Subsidiaries knows of, or has received notice of violation of, any violations of any of the above.

         4.15. Ownership of Golden State Common Stock; Affiliates and Associates. (a) Except for the Option Agreement, neither Parent Holdings nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Golden State (other than shares held in a fiduciary capacity or in respect of a debt previously contracted).

         (b) Neither Parent Holdings nor any of its Subsidiaries is an "affiliate" (as such term is defined in DGCL ss. 203(c)(1)) or an "associate" (as such term is defined in DGCL ss. 203(c)(2)) of Golden State or a "Related Person" (as such term is defined in Article Seventh of Golden State's Certificate of Incorporation).

         4.16. Agreements with Regulatory Agencies. Except as set forth in
Section 4.16 of the Parent Holdings Disclosure Schedule, neither Parent Holdings nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.16 of the Parent Holdings Disclosure Schedule, a "Parent Holdings Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent Holdings or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Parent Holdings Regulatory Agreement.

         4.17. Approvals. As of the date of this Agreement, Parent Holdings knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Mergers and the Subsidiary Merger) should not be obtained.

         4.18. Reorganization. As of the date of this Agreement, Parent Holdings has no reason to believe that



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

any of the Mergers or the Subsidiary Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

         4.19. Certain Contracts. (a) Except as set forth in Section 4.19(a) of the Parent Holdings Disclosure Schedule and except for this Agreement, the Stock Option Agreement, the Bank Merger Agreement and the Management Agreement, neither Parent Holdings nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Golden State, GFB, Parent Holdings, the Surviving Bank or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent Holdings Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $100,000 per annum, or (v) which materially restricts the conduct of any line of business by Parent Holdings or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.19(a), whether or not set forth in Section 4.19(a) of the Parent Holdings Disclosure Schedule, is referred to herein as a "Parent Holdings Contract". Parent Holdings has previously delivered or made available to Golden State true and correct copies of each Parent Holdings Contract.

         (b) Except as set forth in Section 4.19(b) of the Parent Holdings Disclosure Schedule, (i) each Parent Holdings Contract is valid and binding and in full force and effect, (ii) Parent Holdings and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Holdings Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Parent Holdings or any of its Subsidiaries under any Parent Holdings Con-tract, and (iv) no other party to any Parent Holdings Contract is, to the knowledge of Parent Holdings, in default in any respect thereunder.

         4.20. Environmental Matters. Except as set forth in Section 4.20 of the Parent Holdings Disclosure Schedule:

         (a) Each of Parent Holdings and its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all Environmental Laws;

         (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of Parent Holdings, threatened, before any Governmental Entity or other forum in which Parent Holdings, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or
(y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by Parent Holdings or any of its Subsidiaries, any Participation Facility or any Loan Property;

         (c) During the period of (x) Parent



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

Holdings' or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) Parent Holdings' or any of its Subsidiaries' participation in the management of any Participation Facility, or
(z) to the knowledge of Parent Holdings, Parent Holdings' or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent Holdings; and

         (d) The following definitions apply for purposes of this Section 4.20:
(x) "Loan Property" means any property in which Parent Holdings or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which Parent Holdings or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

         4.21. Derivative Transactions. Except as set forth in Section 4.21 of the Parent Holdings Disclosure Schedule, since December 31, 1997, neither Parent Hold-


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

ings nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or
(ii) as principal for purposes of hedging interest rate risk on U.S. dollar-denominated securities and other financial instruments. None of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by Parent Holdings or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of Parent Holdings and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Parent Holdings and such Subsidiaries in accordance with GAAP consistently applied, and neither Parent Holdings nor any of its Subsidiaries has any open exposure with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) as of the date hereof.
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


         4.22. Loan Portfolio. (a) Section 4.22 of the Parent Holdings Disclosure Schedule sets forth the aggregate principal amount of all written or oral loan agreements, notes or borrowing arrangements (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $1,000,000, under the terms of which the obligor is, as of December 31, 1997, over 90 days delinquent in payment of principal or interest or in default of any other provision and, except as disclosed in Section 4.22, neither Parent Holdings nor any of its Subsidiaries is a party to any Loan with any director, executive officer or five percent or greater stockholder of Parent Holdings or any of its Subsidiaries, or to the knowledge of Parent Holdings, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.
Section 4.22 of the Parent Holdings Disclosure Schedule sets forth as of December 31, 1997 (i) all of the Loans in original principal amount in excess of $1,000,000 of Parent Holdings or any of its Subsidiaries that as of the date of this Agreement are classified by Parent Holdings as "Special Mention", "Substandard", "Doubtful", "Loss", or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the Loans of Parent Holdings and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of such Loans by category and (iii) each asset of Parent Holdings that as of the date of this Agreement is classified as "Other Real Estate Owned" and the book value thereof.

         (b) Each Loan in original principal amount in excess of $1,000,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         4.23. Material Interests of Certain Persons. Except as disclosed in the Parent Holdings Reports filed prior to the date of this Agreement, no officer or director of Parent
Holdings, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Parent Holdings.


                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1. Covenants Relating to Conduct of Business. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Bank Merger Agreement, the Management Agreement or the Option Agreement or with the prior written consent of the other parties hereto, each of Golden State and Parent Holdings shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth on Section
5.1 of the applicable Disclosure Schedule or as otherwise contemplated by this Agreement, the Bank Merger Agreement, the Management Agreement or the Option

Agreement or consented to in writing by the other parties hereto, neither Golden State nor Parent Holdings shall, and neither of them shall permit any of its Subsidiaries to:

         (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than (1) in the case of Golden State, dividends payable on the outstanding shares of Series A Preferred Stock in accordance with the provisions of the certificate of designations for such preferred stock, (2) in the case of Parent Holdings and its Subsidiaries, dividends payable on the outstanding shares of preferred stock in accordance with the provisions of the applicable charter, certificate of incorporation or certificate of designations for such preferred stock, (3) in the case of any Subsidiary of Golden State or Parent Holdings, as applicable, the payment of dividends to the extent necessary to enable its direct and indirect parent companies to pay all preferred stock dividends and all principal and interest payments on its outstanding debt obligations, to enable FNH to redeem its outstanding shares of FNH Preferred Stock as permitted by Section 5.1(b)(ii)(D), to fund the cash settlement of Golden State Options (as defined herein) contemplated by Section

6.5 hereof, or to enable CFPCC to maintain its status as a REIT, and (4) any payments made to holders of the CALGZs, CALGLs or LTWs in accordance with the terms of such securities;

         (b) (i) split, combine or reclassify any shares of its capital stock or, other than the LTWs, issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of shares in a fiduciary capacity or in respect of a debt previously contracted) any shares of its capital stock or the capital stock of any of its Subsidiaries, or any securities convertible into or exercisable for any shares of its capital stock or the capital stock of any of its Subsidiaries, or any CALGZs, CALHZs or LTWs, except (A) in the case of Golden State, for repurchases by Golden State of Golden State Common Stock made prior to the commencement of the 30 trading-day period contemplated by the defini-tion of "Average Daily Price" and in an amount not to exceed the aggregate number of shares of Golden State Common Stock issued pursuant to the Redfed Merger Agreement, (B) in addition to the repurchases contemplated by the preceding clause (A), Golden State may use all proceeds obtained through the exercise of outstanding Golden State Options, Five-Year Warrants and Seven Year Warrants to repurchase shares of its Common Stock, (C) Golden State may redeem its outstanding shares of Golden State Preferred Stock in accordance with the terms of the Certificate of Designations relating thereto, and (D) FNH may redeem its outstanding shares of FNH Series A Preferred Stock and FNH Series B Preferred Stock;

         (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of the LTWs and the issuance of Golden State Common Stock pursuant to (i) stock options or similar rights to acquire Golden State Common Stock granted pursuant to the Golden State Option Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms, (ii) the CENFED Merger Agreement and the Redfed Merger Agreement, (iii) the exercise of Five-Year Warrants or Seven-Year Warrants outstanding prior to the date of this Agreement and in each case in accordance with their present terms, (iv) the conversion of shares of Series A Preferred Stock in accordance with their terms, and (v) the exercise of LTWs in accordance with their terms;

         (d) amend its Certificate of Incorporation, By-laws or other similar governing documents;

         (e) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that a party hereto may communicate information about any such takeover proposal to its stockholders if, in the judgment of such party's Board of Directors, based upon the advice of outside counsel, such communication is required under applicable law. Golden State and Parent Holdings shall immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than the parties hereto and their representatives with respect to any of the foregoing. Each party shall take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.1(e). Golden State will notify Parent Holdings, and Parent Holdings will notify Golden State, immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, such party, and such party will promptly inform the other in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Golden State or Parent Holdings or any Subsidiary thereof or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Golden State or Parent Holdings or any Subsid-iary thereof other than the transactions contemplated or permitted by this Agreement, the Bank Merger Agreement and the Option Agreement;

         (f) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $10,000,000 in the aggregate (excluding, in the case of Parent Holdings or any Subsidiary, capital expenditures made in connection with the consummation of the transactions contemplated hereby);

         (g) enter into any new line of business;

         (h) other than as contemplated by the CENFED Merger Agreement and the Redfed Merger Agreement, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to such party and its Subsidiaries, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice;

         (i) take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or that is intended or may reasonably be expected to result in any of the conditions to the Mergers set forth in Article VII not being satisfied;

         (j) change its methods of accounting in effect at September 30, 1997, except as required by changes in GAAP or regulatory accounting principles as concurred to by such party's independent auditors;

         (k) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any employee benefit plan or any agreement, arrangement, plan or policy between such party and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreci-ation rights, restricted stock, restricted stock units or performance units or shares);

                   (l) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

         (m) other than (i) as a result of the CENFED Merger or the Redfed Merger or as required to fund the cash settlement of Golden State Options contemplated by Section 6.5 hereof or (ii) in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

         (n) other than in connection with the CENFED Merger and the Redfed Merger, file any application to relocate or terminate the operations of any banking office;

         (o) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease or contract the term of which expires prior to the Closing Date;

         (p) other than in prior consultation with the other parties hereto, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

         (q) take or cause to be taken any action which would disqualify the Mergers or the Bank Merger as tax free reorganizations under Section 368(a) of the Code;

         (r) reduce, or authorize the reduction of, the exercise, conversion or "strike" price of any of any warrants, options or other rights to acquire any of its securities; or

         (s) agree to do any of the foregoing.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

         6.1. Regulatory Matters. (a) Golden State shall promptly prepare and file with the SEC the Proxy Statement and shall thereafter mail the Proxy Statement to its stockholders. Golden State shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Bank Merger Agreement, and Parent Holdings shall furnish all information concerning Parent Holdings as may be reasonably requested in connection with any such action.

         (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Mergers and the Subsidiary Merger). Each of Parent Holdings and Golden State shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Parent Holdings or Golden State, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information (other than pro forma financial information or financial projections) provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other appraised of the status of matters relating to completion of the transactions contemplated herein.

         (c) Each of Parent Holdings and Golden State shall, upon request, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent Holdings, Golden State or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement.

         (d) Each of Parent Holdings and Golden State shall promptly furnish the other with copies of written communications received by it or any of its Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

         6.2. Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Parent Holdings and Golden State shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, ac countants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request. Neither Parent Holdings nor Golden State nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such party's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         (b) All information furnished by any party hereto or its Subsidiaries (the "Delivering Party") to any other party hereto or its Subsidiaries (the "Receiving Party") or their representatives pursuant hereto shall be treated as the sole property of the Delivering Party and, if the Mergers shall not occur, the Receiving Party and its representatives shall return to the Delivering Party all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The Receiving Party shall, and shall use its reasonable best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the Receiving Party's possession prior to the disclosure thereof by the Delivering Party; (y) was then generally known to the public; or (z) was disclosed to the Receiving Party by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order (which the Receiving Party shall use reasonable best efforts to obtain) or the receipt of a waiver hereunder the Receiving party is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the Delivering Party to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the Receiving Party may disclose such information to such tribunal or governmental body or agency without liability hereunder.

         (c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other party set forth herein.

         6.3. Stockholder Meeting. Golden State shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date of this Agreement for the purpose of voting upon the approval and adoption of this Agreement and the Parent Plan of Merger. Golden State shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Parent Plan of Merger and such other matters as may be submitted to its stockholders in connection with this Agreement.

         6.4. Legal Conditions to Merger. Each of Parent Holdings and Golden State shall, and shall cause its Subsidiaries to, use its reasonable best efforts (a)



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to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Mergers or the SubsidIary Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Parent Holdings or Golden State or any of their respective Subsidiaries in connection with the Mergers and the Subsidiary Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

         6.5. Cash-out of Stock Options. Each holder of an option to purchase Golden State Common Stock (a "Golden State Option") granted under Golden State's Stock Option and Long-Term Performance Incentive Plan or under existing stock option plans of CENFED or Redfed which are assumed by Golden State in connection with the CENFED Merger and the Glenfed Merger, respectively (collectively, the "Golden State Option Plans") which is out-



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

standing and unexercised on the day immediately prior to the Closing Date may elect, by giving written notice to Golden State on or prior to the second business day prior to the Closing Date, to surrender such Golden State Option in exchange for a lump sum cash payment in an amount equal to the sum of (x)(i) the Average Daily Price less the per share exercise price of such Golden State Option, multiplied by (ii) the number of shares of Golden State Common Stock covered by such Golden State Option, plus (y) at the election of the holder thereof, either (i) one LTW in respect of each share of Golden State Common Stock underlying such Golden State Option, or (ii) the product of the number of shares of Golden State Common Stock underlying such Golden State Option and the Average Daily LTW Price, whereupon such Golden State Option shall terminate and be of no further force and effect. All such cash payments shall be paid by Golden State on the day immediately prior to the Closing Date.

         6.6. Employee Benefit Plans; Existing Agreements. (a) As soon as practicable following the Effec tive Time, the employees of GFB (the "GFB Employees") shall be entitled to participate in the employee benefit plans of CFB in which similarly situated employees of CFB participate, to the same extent as similarly-situated



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

employees of CFB (it being understood that inclusion of GFB Employees in CFB's employee benefit plans may occur at different times with respect to different plans).

         (b) With respect to each CFB Plan that is an "employee benefit plan," as defined in Section 3(3)of ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with GFB shall be treated as service with CFB; provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of bene fits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. GFB Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the CFB Plan.

         (c) Following the Effective Time, the Surviving Corporation shall honor and shall cause CFB to honor in accordance with their terms all employment,



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

severance and other compensation agreements and arrangements existing on or prior to the execution of this Agreement which are between Golden State or GFB and any director, officer or employee thereof and which have been disclosed in the Golden State Disclosure Schedule and previously have been delivered to Parent Holdings (provided that nothing in this Section
6.6(c) shall be deemed to adversely affect the rights of any party to or beneficiary of any such employment, severance and compensation agreements and arrangements under the same, whether or not disclosed in the Golden State Disclosure Schedule or previously delivered to Parent Holdings). Notwithstanding anything to the contrary contained in this Agreement, Parent Holdings or the Surviving Corporation, as the case may be, shall take and shall cause CFB to take all actions necessary to effect the items set forth in
Section 6.6 of the Golden State Disclosure Schedule, and Section 6.6 of the Golden State Disclosure Schedule shall be deemed incorporated into this
Section 6.6(c).

         6.7. Indemnification. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any


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

person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Golden State or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Golden State, any of the Subsidiaries of Golden State or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the par ties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the extent permitted by Delaware law, each such Indemnified Party against any losses, claims, damages, liabili ties, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation; provided, however, that (1) the Surviving Corporation shall have the right to assume the defense thereof and upon such assumption the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) the Surviving Corporation shall in all cases be obligated pursuant to this paragraph to



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

pay for only one firm of counsel for all Indemnified Parties (except that if counsel for the Indemnified Parties reasonably advises that there are issues that raise conflicts of interest among the Indemnified Parties, the Indemnified Parties may retain separate counsel paid for by the Surviving Corporation to the extent reasonably necessary to remove such conflicts), (3) the Surviving Corporation shall not be liable for any settle ment effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 6.7 except to the extent such failure to notify prejudices the Surviving Corporation. The Surviving Corporation's



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

obligations under this Section 6.7 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

         (b) Parent Holdings shall use its reasonable best efforts to cause the persons serving as officers and directors of Golden State immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by annual policies of directors' and officers' liability insurance of at least the same coverage and amounts and containing terms and conditions which are not less advantageous to such direc tors and officers of Golden State than the terms and conditions of the existing policy of Golden State with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided that Parent Holdings shall not be required as to any such policy to pay premiums in excess of 300% of the amount currently expended annually be Golden State to obtain such insurance, and if such insurance cannot be obtained for such premium Parent Holdings shall obtain for such persons



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

the maximum coverage that may be obtained for such premiums.

         (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this section.

         (d) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         6.8. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Bank Merger Agreement or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers or the Subsidiary Merger, the proper officers and directors of each party to this Agreement and their



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

respective Subsidiaries shall take all such necessary action as may be reasonably requested by the Surviving Corporation.

         6.9. Advice of Changes. Each of Parent Holdings and Golden State shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

         6.10. Execution and Authorization of Bank Merger Agreement. As soon as reasonably practicable after the date of this Agreement, (a) FNH shall (i) cause the Board of Directors of CFB to approve the Bank Merger Agreement, (ii) cause CFB to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of CFB, and (b) GFC shall (i) cause the Board of Directors of GFB to approve the Bank Merger Agreement, (ii) cause GFB to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of GFB. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary



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

to carry out the purposes of this Agreement.

         6.11. Board of Directors. Golden State shall use its best efforts to obtain on or prior to the Closing Date the signed resignations of all of the directors of Golden State and each of its Subsidiaries other than five directors (the "GSB Directors") who shall remain on the Board of Directors of Golden State following the Effective Time. The five GSB Directors remaining on the Board of Directors of Golden State following the Effective Time shall be apportioned among the three classes of Golden State directors such that at least one but no more than two of such five directors shall serve in each of the three classes of director following the Effective Time. Effective as of the Closing Date, Golden State shall cause its Board of Directors to be expanded to fifteen members and to appoint ten persons designated by the Board of Directors of Parent Holdings to fill the vacancies on Golden State's Board of Directors resulting from the aforementioned resignations and such increase as of the Effective Time. From and after the Effective Time until the earlier of a Change in Control (as defined in the Management Agreement) or the resolution of all matters relating to the Glendale Litigation and the LTWs, the Surviving Corporation shall continue to elect each

GSB Director to the Board of Directorsof the Surviving Bank and to include each GSB Director or his successor as designated by such GSB Directors on the list of nominees for director presented by the Board of Directors of the Surviving Corporation at any annual meeting of stockholders of the Surviving Corporation at which such GSB Director's term shall expire, and, subject to the Management Agreement, the Surviving Corporation shall cause each GSB Director while such GSB Director is serving on the Board of Directors of the Surviving Corporation or the Surviving Bank to be appointed as a member of the Glendale Committee
(as defined in the Management Agreement) and shall maintain such Glendale Committee as contemplated by the Management Agreement. The provisions of the immediately preceding sentence shall be enforceable by each such GSB Director and any such successor.

         6.12. Registration Rights Agreement. On or prior to the Closing Date, Golden State shall enter into the Registration Rights Agreement.

         6.13. Distribution and Listing of LTWs; Amendment of Certificate of Incorporation. Golden State shall take all actions necessary, and shall use its reasonable best efforts, to cause the issuance and distribution of the LTWs to the stockholders of Golden State as soon as practicable following the date hereof and shall use its best efforts to cause the LTWs to be listed on the NYSE or Nasdaq. The terms of the LTWs shall be substantially as set forth on Annex E to this Agreement. Golden State shall use its reasonable best efforts to effect an amendment to its Certificate of Incorporation to increase the total number of shares of Golden State Common Stock authorized thereunder to 250,000,000. From and after the Effective Time, the Surviving Corporation shall honor the LTWs in accordance with their terms.

         6.14. Tax Sharing Agreement. (a) For any taxable period ending after the Effective Time, (i) Golden State shall, at the Effective Time, replace Mafco Holdings Inc. under the tax sharing agreement entered into on January 1st, 1994, between Mafco Holdings Inc., FNH, and First Madison Bank, FSB, the predecessor of CFB (the "Tax Sharing Agreement") and will assume all of the rights and obligations of Mafco Holdings Inc. under the Tax Sharing Agreement with respect to such taxable periods; (ii) Merger Sub shall, at the Effective Time, replace FNH under the Tax Sharing Agreement and will assume all of the rights and obligations of FNH under the Tax Sharing Agreement with respect to such taxable periods; and (iii) CFB shall continue to be bound by the Tax




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

Sharing Agreement.

         (b) For any taxable period ending on or before the Effective Time (i) Merger Sub shall be at the Effective Time the successor to FNH pursuant to the Tax Sharing Agreement, and will assume all of the rights and obligations of FNH under the Tax Sharing Agreement; and (ii) CFB and MAFCO Holdings, Inc. shall continue to be bound by the Tax Sharing Agreement.

                  6.15. Transfer and Similar Taxes. Each party to this Agreement, shall promptly pay all sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions) imposed upon such party incurred in connection with the transactions contemplated by this Agreement (collectively, the "Transfer Taxes"), and each such party shall, at its own expense, procure any stock transfer stamps required by, and accurately file all necessary Tax Returns and other documentation with respect to, any Transfer Tax.

         6.16. Purchases of Golden State Securities. Parent Holdings shall not, and shall cause its Subsidiaries not to, purchase or otherwise acquire, directly or indirectly (other than in a fiduciary capacity or in respect of a debt previously contracted or as contem-



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

plated by the Option Agreement), any shares of capital stock of Golden State
(x) during the period beginning fourteen days prior to the 30 trading-day period contemplated by the definition of "Average Daily Price" in Section 1.3 of this Agreement and ending on the Closing Date, or (y) at any time prior to the Closing Date, if the purchase price paid in such transaction would be more than $30.00 per share.

         6.17. Stock Exchange Listing. Golden State shall use its reasonable best efforts to cause the shares of Golden State Common Stock to be issued pursuant to this Agreement to be approved for listing on the NYSE, subject to official notice of issuance.

         6.18. Certain Agreements of FGH, Parent Holdings and Ford. (a) FGH represents and warrants that FGH is the record or beneficial owner of 100% of the outstanding shares of Parent Holdings Common Stock (the "Parent Shares") and that FGH is the lawful owner of all such shares, free and clear of all liens, charges, encumbrances, voting agreements (other than as set forth below) and commitments of every kind. Parent Holdings and Ford represent and warrant that Parent Holdings and Ford are the lawful record or beneficial owners of 800 shares of FNH Class A Common Stock and 200 shares of FNH



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

Class B Common Stock (collectively, the "FNH Shares"), respectively, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind.

         (b) FGH agrees that, prior to the Effective Time, FGH will not, and will use its reasonable best efforts to cause any affiliate thereof not to, contract to sell, sell or otherwise transfer or dispose of any of the Parent Shares, or the FNH Shares owned by Parent Holdings, and Ford agrees that, prior to the Effective Time, Ford will not, and will use its reasonable best efforts to cause any affiliate thereof not to, contract to sell, sell or otherwise transfer or dispose of any of the FNH Shares owned by Ford, or in each case any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than pursuant to the Mergers or with Golden State's prior written consent.

         (c) Each of FGH and Ford represents and warrants that it is not the beneficial or record owner, directly or indirectly, of any shares of capital stock of Golden State (other than those held by a subsidiary in a fiduciary capacity or in respect of a debt previously contracted or, in the case of FGH, pursuant to the Option

Agreement). Each of Ford and FGH agrees that it shall not, and shall use its reasonable best efforts to cause its affiliates (other than those affiliates that are parties to this Agreement) not to, purchase or otherwise acquire, directly or indirectly (other than in a fiduciary capacity or in respect of a debt previously contracted or as contemplated by the Option Agreement), any shares of Golden State Common Stock (i) during the period beginning fourteen days prior to the 30 trading-day period contemplated by the definition of "Average Daily Price" in Section 1.3 of this Agreement and ending on the Closing Date, or (y) at any time prior to the Closing Date, if at a purchase price in excess of $30.00 per share.

         (d) FGH agrees that all of the Parent Shares beneficially owned thereby, or over which FGH has voting power or control, directly or indirectly, will be voted in favor of this Agreement and the Parent Plan of Merger and the transactions contemplated thereby, and against any proposal by a party other than Golden State for a business combination, merger, consolidation or similar transaction.

         6.19. Bank Charter Amendment. Prior to the Effective Time, Parent Holdings shall use its commer-

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

cially reasonable efforts to cause CFB to amend its federal stock charter for the purposes of granting to the holders of preferred stock of CFB and to the holders of the CALGZs and the CALGLs voting rights not to exceed in the aggregate 10% of the voting power of all voting securities of CFB.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

         7.1. Conditions to Each Party's Obligation To Effect the Mergers. The respective obligation of each party hereto to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Stockholder Approval. This Agreement and the Parent Plan of Merger shall have been approved and adopted by the requisite votes of the holders of the outstanding capital stock of Golden State under applicable law and the Certificate of Incorporation and By-laws of Golden State.

         (b) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Mergers and the Subsidiary Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

         (c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Mergers, the Subsidiary Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Mergers or the Subsidiary Merger.

         (d) Amendment to Certificate of Incorporation. Golden State shall have effected an amendment to its Certificate of Incorporation to increase the total number of shares of Golden State Common Stock authorized thereunder to 250,000,000.
                                      141

         7.2. Conditions to Obligations of Parent Holdings and FNH. The obligation of Parent Holdings and FNH to effect the Mergers is also subject to the satisfaction or waiver by Parent Holdings and FNH at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. (i) Subject to Section 2.2, the representations and warranties of Golden State set forth in this Agreement (other than those set forth in Sections 3.2 and 3.17) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of Golden State set forth in Sections 3.2 and 3.17 of this Agreement shall be true and correct in all material respects (without giving effect to Section 2.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent Holdings shall have received a certificate signed on behalf of Golden State by the Chief Executive Officer and the Chief Financial Officer of Golden State to the foregoing effect.


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


         (b) Performance of Obligations of Golden State and Merger Sub. Golden State and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Parent Holdings shall have received a certificate signed on behalf of Golden State by the Chief Executive Officer and the Chief Financial Officer of Golden State to such effect.

         (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

         (d) Federal Tax Opinion. Parent Holdings shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent Holdings ("Parent Holdings's Counsel"), dated the Effective Date, in form and substance reasonably satisfactory to Parent Holdings, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Mergers and Subsidiary Merger will be treated as reorganizations within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

                    (i) No gain or loss will be recognized by Golden State,
               Merger Sub, Parent Holdings or FNH as a result of the Mergers;

                    (ii) No gain or loss will be recognized by CFB or GFB as a result of the Subsidiary Merger (except to the extent CFB or GFB may be required to recognize income due to the recapture of bad debt reserves as a result of the Subsidiary Merger); and

                    (iii) No gain or loss will be recognized by the
               shareholders of Parent Holdings or FNH solely as a result of the receipt of Golden State Common Stock at the Effective Time in exchange for Parent Holdings Common Stock or FNH Class B Common Stock pursuant to the Mergers.


In rendering such opinion, Parent Holding's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent Holdings, FNH, CFB, Golden State, Merger Sub, GFB and others, including FGH and Ford, reasonably satisfactory in form and substance to such counsel.

         (e) Board of Directors. Golden State shall have received the director resignations, and the Golden State Board of Directors shall have been expanded,

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

in each case as contemplated by Section 6.11, and the vacancies resulting from such resignations and expansion shall have been filled as contemplated by
Section 6.11.

         (f) Registration Rights Agreement. Golden State shall have executed the Registration Rights Agreement.

         (g) Distribution of LTWs. Golden State shall have issued and distributed to its stockholders the LTWs as contemplated by Section 6.13.

         (h) Listing of Shares. The shares of Golden State Common Stock to be issued upon consummation of the Mergers pursuant to Section 1.3 shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         7.3. Conditions to Obligations of Golden State and Merger Sub. The obligations of Golden State and Merger Sub to effect the Mergers are also subject to the satisfaction or waiver by Golden State and Merger Sub at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. (i) Subject to Section 2.2, the representations and warranties of Parent Holdings, Ford and FGH set forth in this Agreement (other than those representations of Parent

Holdings, FGH and Ford set forth in Sections 4.2 and 6.18) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of Parent Holdings, Ford and FGH set forth in Sections 4.2 and
6.18 of this Agreement shall be true and correct in all material respects (without giving effect to Section 2.2 of this Agreement) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Golden State shall have received a certificate signed on behalf of Parent Holdings by the Executive Vice President and any Vice President of Parent Holdings to the foregoing effect.

                    (b) Performance of Obligations of Parent Holdings and FNH. Parent Holdings and FNH shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Golden State shall have received a certificate signed on behalf of Parent Holdings by the Executive Vice President and any Vice Presi-dent of Parent Holdings to such effect.

         (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

         (d) Federal Tax Opinion. Golden State shall have received an opinion of Wachtell, Lipton, Rosen & Katz ("Golden State's Counsel"), in form and substance reasonably satisfactory to Golden State, dated the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Mergers and the Subsidiary Merger will be treated as reorganizations within the meaning of
Section 368(a) of the Code and that accordingly for federal income tax purposes:

                           (i) No gain or loss will be recognized by Golden State, Merger Sub, Parent Holdings or FNH as a result of the Mergers;

                           (ii) No gain or loss will be recognized by CFB or GFB as a result of the Subsidiary Merger (except to the extent CFB or GFB may be required to recognize income due to the recapture of bad debt reserves as a result of the Subsidiary Merger); and

                           (iii) No gain or loss will be recognized by the shareholders of Parent Holdings or FNH solely as a result of the receipt of Golden State Common Stock at the Effective Time in exchange for Parent Holdings Common Stock or FNH Class B Common Stock pursuant to the Mergers.

In rendering such opinion, Golden State's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent Holdings, FNH, CFB, Merger Sub, GFB and others, including FGH and Ford, reasonably satisfactory in form and substance to such counsel.

         (e) Distribution of LTWs. Golden State shall have issued and distributed to its stockholders the LTWs as contemplated by Section 6.13.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

         8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Mergers by the stockholders of

Golden State:

         (a) by mutual consent of Golden State and Parent Holdings in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

         (b) by either Golden State or Parent Holdings upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Mergers or the Subsidiary Merger;


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                           (c)  by either Parent Holdings or Golden
State if the Mergers shall not have been consummated on or before December 31, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                           (d)  by either Parent Holdings or Golden
State (provided that if the terminating party is Golden State, Golden State shall not be in material breach of any of its obligations under Section 6.3) if any approval of the stockholders of Golden State required for the consummation of the Mergers shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

                           (e)  by either Parent Holdings or Golden
State (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such




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breach, or which breach, by its nature, cannot be cured prior to the Closing;
0provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of representation or warranty by Golden State) or Section 7.3(a) (in the case of a breach of representation or warranty by Parent Holdings); or

                          (f)  by either Parent Holdings or Golden
State (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing.



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

         8.2. Effect of Termination; Expenses. In the event of termination of this Agreement by either Parent Holdings or Golden State as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.2(b), 8.2 and 9.4 shall survive any termination of this Agreement,
(ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement, and (iii) in the event that both an Initial Triggering Event and a Subsequent Triggering Event (each as defined in the Option Agreement) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined in the Option Agreement), then, in addition to any rights which Parent Holdings may have under the Option Agreement, Golden State shall pay to Parent Holdings a cash termination fee of $50 million. Such fee shall be payable in immediately available funds on or before the second business day following the occurrence of the Subsequent Triggering Event. Subject to the foregoing, the fee payable pursuant to this Section 8.2 shall be payable by Golden State regardless of any prior or subsequent termination of this Agreement.

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         8.3. Amendment. Subject to compliance with applicable law, this
Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of Golden State. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  8.4. Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate




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as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions which relate to actions to be taken at the Closing)(the "Closing Date"), at the offices of CFB, unless another time, date or place is agreed to in writing by the parties hereto. At the Closing, upon surrender by FGH and Ford of the certificates representing the Parent Shares and FNH Shares owned by them, Golden State shall issue, or cause to be issued, to each of FGH and Ford, in the manner specified by them, certificates representing the shares of Golden State Common Stock which they shall be entitled to receive pursuant to Section 1.3 of this Agreement.



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

         9.2. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent Holdings shall be entitled to revise the structure of the Mergers and/or the Subsidiary Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not change the amount of consideration to be received by the stockholders of Parent Holdings and FNH, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be materially prejudicial to the interests of the stockholders of Golden State. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

         9.3. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreement and the Management Agreement which shall terminate in accordance with their respective terms) shall survive the Effective



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Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

                  9.4. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, provided, however, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

                  9.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)  if to Parent Holdings, FNH or FGH, to:
                           MacAndrews & Forbes Holdings Inc.
                           35 East 62nd Street
                           New York, New York  10021
                           Attention:  General Counsel

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

                           with a copy to:

                           Skadden, Arps Slate, Meagher
                           & Flom LLP
                           919 Third Avenue
                           New York, New York 10022
                           Attn:  Fred B. White, III, Esq.

                  (b)  if to Golden State and Merger Sub, to:

                           Golden State Bancorp Inc.
                           414 North Central Avenue
                           Glendale, California  91203
                           Attention:  Chief Executive Officer

                           with a copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 W. 52nd Street
                           New York, New York 10019
                           Attn:  Edward D. Herlihy, Esq.

                  (c)  if to Ford, to:

                           Hunter's Glen/Ford, Ltd.
                           c/o Gerald J. Ford
                           California Federal Bank
                           200 Crescent Court, Suite 1350
                           Dallas, Texas  75201

         9.6. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be



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deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 4, 1998.

         9.7. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         9.8. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Parent Plan of Merger, the FNH Plan of Merger, the Bank Merger Agreement, the Management Agreement and the Option Agreement.

         9.9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

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

         9.10. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in
Section 6.2(b) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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

         9.12. Publicity. Except as otherwise required by law or the rules of the NYSE or Nasdaq, if applicable, so long as this Agreement is in effect, neither Parent Holdings nor Golden State shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Without limiting the foregoing, the parties shall cooperate in any investor or analyst presentation or conferences in respect of the transactions contemplated by this Agreement.

         9.13. Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided in this Agreement and in the documents expressly incorporated herein, this Agreement (including the documents



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and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                          GOLDEN STATE BANCORP INC.


                           By   /s/ Stephen J. Trafton
                              ----------------------------------------
                                Name:   Stephen J. Trafton
                                Title:  Chairman, President and
                                        Chief Executive Officer

                           GOLDEN STATE FINANCIAL CORPORATION


                           By   /s/ Stephen J. Trafton
                              ----------------------------------------
                                Name:   Stephen J. Trafton
                                Title:  Chairman, President and
                                        Chief Executive Officer

                           FIRST NATIONWIDE (PARENT)
                                 HOLDINGS INC.


                           By   /s/ Howard Gittis
                              ----------------------------------------
                                Name:   Howard Gittis
                                Title:  Vice Chairman

                           FIRST NATIONWIDE HOLDINGS INC.


                           By     /s/ Howard Gittis
                              ----------------------------------------
                                Name:   Howard Gittis
                                Title:  Vice Chairman

                           FIRST GIBRALTAR HOLDINGS INC.


                           By     /s/ Howard Gittis
                              ----------------------------------------
                                Name:   Howard Gittis
                                Title:  Vice Chairman

                           HUNTER'S GLEN/FORD, LTD.


                           By     /s/ Gerald J. Ford
                              ----------------------------------------
                                 Name:  Gerald J. Ford
                                 Title: General Partner